                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 51

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 104

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                April 26, 2004

                              --------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G  104                  13D
---------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     As to a group consisting solely of Covered Persons(1)            (a)    [x]
     As to a group consisting of persons other than Covered Persons   (b)    [x]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares (2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.) [ ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                         7.  SOLE VOTING POWER (See Item 6)
        NUMBER OF            As to Covered Shares, 0
          SHARES             As to Uncovered Shares, as stated in Appendix A
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY        8.  SHARED VOTING POWER (See Item 6) (Applies to each
        REPORTING            person listed on Appendix A.)
          PERSON
           WITH              169,600,814 Covered Shares held by Covered Persons
                             22,409 Uncovered Shares held by Covered Persons(3)
                             1,265,201 other Uncovered Shares held by Covered
                             Persons(4)
                         -------------------------------------------------------
                         9.  SOLE DISPOSITIVE POWER (See Item 6)
                             As to Covered Shares, less than 1%
                             As to Uncovered Shares, as stated in Appendix A
                         -------------------------------------------------------
                         10. SHARED DISPOSITIVE POWER (See Item 6):
                             As to Covered Shares, 0
                             As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 170,888,424(5)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [  ]
     CERTAIN SHARES
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             32.80%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

--------------------------
(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 72 private charitable foundations established by 72 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) Of these shares, 39,175,537 are deemed beneficially owned under Rule 13d-3(d)(1) because a Covered Person has the right to acquire beneficial ownership within 60 days of the date hereof. See Annex D for a description of these shares. The remaining 131,712,887 shares are beneficially owned by the Covered Persons as of the date hereof within the meaning of Rule 13d-3(a).

                                                                      APPENDIX A

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Julian D. Abel                        UK              0            0            0             0
Bradley I. Abelow                                     0            0            0             0
Peter C. Aberg                                        0            0            0             0
Daniel A. Abut                     Argentina          0            0            0             0
Hilary E. Ackermann                                   0            0            0             0
John J. Adair                                         0            0            0             0
Jeffrey D. Adams                                      0            0            0             0
Alberto F. Ades                    Argentina          0            0            0             0
Ben I. Adler                                          0            0            0             0
Olusegun O. Aganga                    UK              0            0            0             0
Mark E. Agne                                          0            0            0             0
Gregory A. Agran                                      0            0            0             0
Raanan A. Agus                                        0            0            0             0
Syed H. Ahmad                      Pakistan           0            0            0             0
Jonathan R. Aisbitt                   UK              0            0            0             0
Yusuf A. Aliredha                   Bahrain           0            0            0             0
Andrew M. Alper                                       0            0            0             0
Philippe J. Altuzarra               France            0            0            0             0
Ignacio Alvarez-Rendueles            Spain            0            0            0             0
Rebecca Amitai                                        0            0            0             0
Thomas K. Amster                                      0            0            0             0
Elizabeth D. Anderson                                 0            0            0             0
Jason R. Anderson                                     0            0            0             0
John G. Andrews                     USA/UK            0            0            0             0
Francois Andriot                    France            0            0            0             0
Douglas M. Angstrom                                   0            0            0             0
Arnaud M. Apffel                    France            0            0            0             0
Lori B. Appelbaum                                     0            0            0             0
William W. Archer                                     0            0            0             0
Jesus A. Arias                       Spain            0            0            0             0
Philip S. Armstrong                   UK              0            0            0             0
Anton J. Arriola                     Spain            0            0            0             0
John A. Ashdown                       UK              0            0            0             0
Akio Asuke                           Japan            0            0            0             0
David M. Atkinson                     UK              0            0            0             0
Neil Z. Auerbach                                      0            0            0             0
Armen A. Avanessians                                  0            0            0             0
Dean C. Backer                                        0            0            0             0
William A. Badia                                      0            0            0             0
Charles Baillie                                       0            0            0             0
Bernardo Bailo                       Italy            0            0            0             0
Andrew G. Baird                       UK              0            0            0             0
Mona H. Baird                                         0            0            0             0
Michiel J. Bakker               The Netherlands       0            0            0             0
Mark E. Bamford                                       0            0            0             0
William J. Bannon                                     0            0            0             0
John S. Barakat                                       0            0            0             0
Indrajit Bardhan                     India            0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Scott B. Barringer                                    0            0            0             0
Steven M. Barry                                       0            0            0             0
Christopher M. Barter                                 0            0            0             0
Stacy Bash-Polley                                     0            0            0             0
Gareth W. Bater                       UK              0            0            0             0
Christopher A. Bates                                  0            0            0             0
David Baum                                            0            0            0             0
Andrew T. Bednar                                      0            0            0             0
Frank A. Bednarz                                      0            0            0             0
Jonathan A. Beinner                                   0            0            0             0
Douglas S. Bell                       UK              0            0            0             0
Janet L. Bell                                         0            0            0             0
Ron E. Beller                                         0            0            0             0
Driss Ben-Brahim                    Morocco           0            0            0             0
Jordan M. Bender                                      0            0            0             0
Anna Maria J. Bentley                 UK              0            0            0             0
Susan M. Benz                                         0            0            0             0
Kenneth Berents                                       0            0            0             0
Michael G. Berini                                     0            0            0             0
Milton R. Berlinski             The Netherlands       0            0            0             0
Andrew S. Berman                                      0            0            0             0
Frances R. Bermanzohn                                 0            0            0             0
Paul D. Bernard                                       0            0            0             0
Stuart N. Bernstein                                   0            0            0             0
Robert A. Berry                       UK              0            0            0             0
John D. Bertuzzi                                      0            0            0             0
Elizabeth E. Beshel                                   0            0            0             0
Andrew M. Bevan                       UK              0            0            0             0
Jean-Luc Biamonti                   Monaco            0            0            0             0
James J. Birch                        UK              0            0            0             0
Gary D. Black                                         0            0            0             0
Lloyd C. Blankfein                                    0            0            0             0
Abraham Bleiberg                    Mexico            0            0            0             0
David W. Blood                                        0            0            0             0
Randall A. Blumenthal                                 0            0            0             0
David R. Boles                                        0            0            0             0
Marjorie Boliscar                                     0            0            0             0
Oliver R. Bolitho                     UK              0            0            0             0
Michael F. Bonte-Friedheim          Germany           0            0            0             0
Johannes M. Boomaars            The Netherlands       0            0            0             0
Douglas L. Borden                                     0            0            0             0
Antonio Borges                     Portugal           0            0            0             0
J. Theodore Borter                                    0            0            0             0
Alastair M. Borthwick                 UK              0            0            0             0
Alison L. Bott                        UK              0            0            0             0
Charles W.A. Bott                     UK              0            0            0             0
Sally A. Boyle                        UK              0            0            0             0
George M. Brady                                       0            0            0             0
Mairtin Brady                       Ireland           0            0            0             0
Lester R. Brafman                                     0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Benjamin S. Bram                                      0            0            0             0
Graham Branton                        UK              0            0            0             0
Thomas C. Brasco                                      0            0            0             0
Alan J. Brazil                                        0            0            0             0
John Breyo                                            0            0            0             0
Timothy J. Bridges                    UK              0            0            0             0
Victoria A. Bridges                                   0            0            0             0
Peter L. Briger, Jr.                                  0            0            0             0
Craig W. Broderick                                    0            0            0             0
Richard J. Bronks                     UK              0            0            0             0
Julia A. Bronson                                      0            0            0             0
Holger Bross                        Germany           0            0            0             0
Cynthia A. Brower                                     0            0            0             0
Kathleen Brown                                        0            0            0             0
Melissa R. Brown                                      0            0            0             0
Peter D. Brundage                                     0            0            0             0
John J. Bu                                            0            0            0             0
Lawrence R. Buchalter                                 0            0            0             0
David D. Buckley                      UK              0            0            0             0
Mark J. Buisseret                     UK              0            0            0             0
Steven M. Bunson                                      0            0            0             0
Timothy B. Bunting                    UK              0            0            0             0
Nicholas F. Burgin                                    0            0            0             0
Andrew J. Burke-Smith               Canada            0            0            0             0
Randall S. Burkert                                   142           0           142            0
Michael S. Burton                     UK              0            0            0             0
Joseph M. Busuttil                                    0            0            0             0
George H. Butcher III                                 0            0            0             0
Mary D. Byron                                         0            0            0             0
Jin Yong Cai                         China            0            0            0             0
Sebastiano Calabro                                    0            0            0             0
Lawrence V. Calcano                                   0            0            0             0
Elizabeth V. Camp                                     0            0            0             0
John D. Campbell                                      0            0            0             0
Richard M. Campbell-Breeden           UK              0            0            0             0
Philippe L. Camu                    Belgium           0            0            0             0
David E. Cantillon                  Ireland           0            0            0             0
Sally W. Cantwell                     UK              0           600(6)        0            600(6)
Gerald J. Cardinale                                   0            0            0             0
Mark M. Carhart                                       0            0            0             0
Mariafrancesca Carli                 Italy            0            0            0             0
Valentino D. Carlotti                                 0            0            0             0
Anthony H. Carpet                                     0            0            0             0
Michael J. Carr                                       0            0            0             0
Christopher J. Carrera                               10            0           10             0
Mark Carroll                                          0            0            0             0

------------------------
(6)      Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Virginia E. Carter                                    0            0            0             0
Mary Ann Casati                                       0            0            0             0
Chris Casciato                                        0            0            0             0
John W. Cembrook                                      0            0            0             0
Eduardo Centola                     Brazil            0            0            0             0
Robert J. Ceremsak, Jr.                               0            0            0             0
Lik Shuen David Chan               Hong Kong          0            0            0             0
Kuo-Chun Chang                      Taiwan            0            0            0             0
Amy L. Chasen                                         0            0            0             0
Sacha A. Chiaramonte                Germany           0            0            0             0
Andrew A. Chisholm                  Canada            0            0            0             0
W. Reed Chisholm II                                  499           0           499            0
Thomas V. Cholnoky                                    0            0            0             0
Robert J. Christie                                    0            0            0             0
Jane P. Chwick                                        0            0            0             0
James R. Cielinski                                    0            0            0             0
Peter T. Cirenza                                      0            0            0             0
Geoffrey G. Clark                   Canada            0            0            0             0
James B. Clark                                        0            0            0             0
Kent A. Clark                       Canada            0            0            0             0
Alexander Classen                 Switzerland         0            0            0             0
Catherine M. Claydon                Canada            0            0            0             0
Zachariah Cobrinik                                    0            0            0             0
Kelly C. Coffey                                       0            0            0             0
Abby Joseph Cohen                                     0            0            0             0
Alan M. Cohen                                         0            0            0             0
Lawrence A. Cohen                                    200           0           200            0
Marc I. Cohen                                         0            0            0             0
Gary D. Cohn                                          0            0            0             0
Christopher A. Cole                                   0            0            0             0
Timothy J. Cole                                       0            0            0             0
Colin Coleman                    South Africa         0            0            0             0
Marcus R. Colwell                                     0            0            0             0
Peter H. Comisar                                      0            0            0             0
Laura C. Conigliaro                                   0            0            0             0
Thomas V. Conigliaro                                 670           0           670            0
William J. Conley, Jr.                               417           0           417            0
Thomas G. Connolly                Ireland/USA         0            0            0             0
Frank T. Connor                                       0            0            0             0
Karen R. Cook                         UK              0            0            0             0
Edith W. Cooper                                       0            0            0             0
Philip A. Cooper                                      0            0            0             0
Kenneth W. Coquillette                                0            0            0             0
Carlos A. Cordeiro                                    0            0            0             0
Colin J. Corgan                                       0            0            0             0
David W. Corley                                       0            0            0             0
Thomas W. Cornacchia                                  0            0            0             0
Henry Cornell                                         0            0            0             0
E. Gerald Corrigan                                    0            0            0             0
Claudio Costamagna                   Italy            0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Marta Z. Cotton                                       0            0            0             0
James A. Coufos                                       0            0            0             0
Frank L. Coulson, Jr.                                 0            0            0             0
Kenneth Courtis                                       0            0            0             0
Eric J. Coutts                        UK              0            0            0             0
Beverley M. Covell                    UK              0            0            0             0
Randolph L. Cowen                                     0            0            0             0
Brahm S. Cramer                     Canada            0            0            0             0
Nicholas P. Crapp                     UK              0            0            0             0
Michael J. Crinieri                                   0            0            0             0
Craig W. Crossman                  Australia          0            0            0             0
Neil D. Crowder                                       0            0            0             0
Michael L. Crowl                                      0            0            0             0
Eduardo A. Cruz                                       0            0            0             0
Jeffrey R. Currie                                     0            0            0             0
John P. Curtin, Jr.                                   0            0            0             0
John W. Curtis                                        0            0            0             0
Matthew H. Cyzer                      UK              0            0            0             0
Michael D. Daffey                  Australia          0            0            0             0
Stephen C. Daffron                                    0            0            0             0
Linda S. Daines                                       0            0            0             0
Paul B. Daitz                                         0            0            0             0
John S. Daly                        Ireland           0            0            0             0
Stephen D. Daniel                   Canada            0            0            0             0
Philip M. Darivoff                                    0            0            0             0
Frederick C. Darling                                  0            0            0             0
Matthew S. Darnall                                    0            0            0             0
David H. Dase                                         0            0            0             0
Timothy D. Dattels                  Canada            0            0            0             0
Gavyn Davies                          UK              0            0            0             0
Stephen Davies                        UK              0            0            0             0
Katherine R. Davisson                                 0            0            0             0
Oral W. Dawe                        Canada            0            0            0             0
Diego De Giorgi                      Italy            0            0            0             0
Michael G. De Lathauwer             Belgium           0            0            0             0
Francois-Xavier De Mallmann   France/Switzerland      0            0            0             0
Jean A. De Pourtales               France/UK          0            0            0             0
Giorgio De Santis                    Italy            0            0            0             0
Luigi de Vecchi                      Italy            0            0            0             0
David A. Dechman                                      0            0            0             0
Daniel L. Dees                                        0            0            0             0
Bradley S. DeFoor                                     0            0            0             0
Mark Dehnert                                          0            0            0             0
Paul C. Deighton                      UK              0            0            0             0
Alvaro del Castano                   Spain            0            0            0             0
James Del Favero                   Australia          0            0            0             0
Juan A. Del Rivero                   Spain            0            0            0             0
Robert V. Delaney, Jr.                                0            0            0             0
Joseph Della Rosa                                     0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Thomas F. Dempsey                                     0            0            0             0
Roger E. Denby-Jones                  UK              0            0            0             0
Neil V. DeSena                                        0            0            0             0
Martin R. Devenish                    UK              0            0            0             0
Andrew C. Devenport                   UK              0            0            0             0
Stephen D. Dias                       UK              0            0            0             0
Armando A. Diaz                                       0            0            0             0
Alexander C. Dibelius               Germany           0            0            0             0
David G. Dick                         UK              0            0            0             0
James D. Dilworth                                     0            0            0             0
Simon P. Dingemans                    UK              0            0            0             0
Joseph P. DiSabato                                    0            0            0             0
Michele I. Docharty                                   0            0            0             0
Paula A. Dominick                                     0            0            0             0
Noel B. Donohoe                     Ireland           0            0            0             0
Suzanne O. Donohoe                                    0            0            0             0
James H. Donovan                                      0            0            0             0
Jana Hale Doty                                        0            0            0             0
Robert G. Doumar, Jr.                                 0            0            0             0
Thomas M. Dowling                                     0            0            0             0
John O. Downing                                       0            0            0             0
Mario Draghi                         Italy            0            0            0             0
Michael B. Dubno                                      0            0            0             0
Connie K. Duckworth                                   0            0            0             0
William C. Dudley                                     0            0            0             0
Donald J. Duet                                        0            0            0             0
Brian J. Duffy                                        0            0            0             0
Brian Duggan                                          0            0            0             0
C. Steven Duncker                                     0            0            0             0
Karlo J. Duvnjak                    Canada            0            0            0             0
Jay S. Dweck                                          0            0            0             0
Michael L. Dweck                                      0            0            0             0
Gordon E. Dyal                                        0            0            0             0
Isabelle Ealet                      France            0            0            0             0
Glenn P. Earle                        UK              0            0            0             0
David C. Earling                                      0            0            0             0
Seaborn S. Eastland                                   0            0            0             0
Kenneth M. Eberts III                                 0            0            0             0
Paul S. Efron                                         0            0            0             0
Herbert E. Ehlers                                     0            0            0             0
Robert K. Ehudin                                      0            0            0             0
John E. Eisenberg                                     0            0            0             0
Edward K. Eisler                    Austria           0            0            0             0
Jason H. Ekaireb                      UK              0            0            0             0
Gregory H. Ekizian                                    0            0            0             0
Kathy G. Elsesser                                     0            0            0             0
Glenn D. Engel                                        0            0            0             0
Peter C. Enns                       Canada            0            0            0             0
Katherine B. Enquist                                  0            0            0             0
L. Brooks Entwistle                                   0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Earl S. Enzer                                         0            0            0             0
Christopher H. Eoyang                                 0            0            0             0
Christian Erickson                                    0            0            0             0
Fred W. Esiri                         UK              0            0            0             0
James P. Esposito                                     0            0            0             0
Michael P. Esposito                                   0            0            0             0
George C. Estey                     Canada            0            0            0             0
Bruce J. Evans                                        0            0            0             0
J. Michael Evans                    Canada            0            0            0             0
W. Mark Evans                       Canada            0            0            0             0
Charles P. Eve                        UK              0            0            0             0
Elizabeth C. Fascitelli                               0            0            0             0
Jeffrey F. Fastov                                     0            0            0             0
Douglas L. Feagin                                     0            0            0             0
Regina M. Feeney                                      0            0            0             0
Pieter Maarten Feenstra         The Netherlands       0            0            0             0
Norman Feit                                           0            0            0             0
Steven M. Feldman                                     0            0            0             0
Laurie R. Ferber                                      0            0            0             0
Luca D. Ferrari                                       0            0            0             0
John A. Ferro, Jr.                                    0            0            0             0
Gail S. Fierstein                                     0            0            0             0
Gregory A. Finck                                      0            0            0             0
David A. Fishman                                      0            0            0             0
Lawton W. Fitt                                        0            0            0             0
Stephen C. Fitzgerald              Australia          0            0            0             0
Daniel M. FitzPatrick                                 0            0            0             0
James A. Fitzpatrick                                  0            0            0             0
Pierre-Henri Flamand                France            0            0            0             0
Alexander W. Fletcher                 UK              0            0            0             0
Mark C. Fletcher                      UK              0            0            0             0
Mark B. Florian                                       0            0            0             0
Timothy B. Flynn                                      0            0            0             0
Elisabeth Fontenelli                                  0            0            0             0
David B. Ford                                         0           134(7)        0            134(7)
Elizabeth J. Ford                                     0            0            0             0
Edward C. Forst                                       0            0            0             0
Colleen A. Foster                                     0            0            0             0
George B. Foussianes                                  0            0            0             0
Linda M. Fox                                          0            0            0             0
Stephen H. Frank                                      0            0            0             0
Oliver L. Frankel                                     0            0            0             0
Jeffrey S. Frase                                      0            0            0             0
Orit P. Freedman                    Israel            0            0            0             0
Matthew T. Fremont-Smith                              0            0            0             0
Christopher G. French                 UK              0            0            0             0
Timothy G. Freshwater                 UK              0            0            0             0
Jacob Y. Friedman                                     0            0            0             0

------------------------
(7)      Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Richard A. Friedman                                   0            0            0             0
Kieu L. Frisby                                        0            0            0             0
Matthias K. Frisch                Switzerland         0            0            0             0
Robert K. Frumkes                                     0            0            0             0
C. Douglas Fuge                                       0            0            0             0
Shirley Fung                          UK              0            0            0             0
Timothy T. Furey                                      0            0            0             0
Enrico S. Gaglioti                                    0            0            0             0
Timur F. Galen                                        0            0            0             0
Maryann L. Gallivan                                   0          2000(8)        0           2000(8)
Gonzalo R. Garcia                    Chile            0            0            0             0
Guillermo Garcia                    Mexico            0            0            0             0
James R. Garvey                     Ireland           0            0            0             0
Joseph D. Gatto                                       0            0            0             0
Richard A. Genna                                      0            0            0             0
Hywel D. George                       UK              0            0            0             0
Peter C. Gerhard                                      0            0            0             0
Kenneth K. Gershenfeld                                0            0            0             0
Rajiv A. Ghatalia                    India            0            0            0             0
Robert R. Gheewalla                                   0            0            0             0
Nomi Ghez                         Israel/USA          0            0            0             0
Scott A. Gieselman                                    0            0            0             0
Gary T. Giglio                                        0            0            0             0
H. John Gilbertson, Jr.                               0            0            0             0
Nicholas G. Giordano                                  0          300(9)         0            300(9)
Joseph H. Gleberman                                   0            0            0             0
Justin G. Gmelich                                     0            0            0             0
Richard J. Gnodde                  Ireland/
                                 South Africa         0            0            0             0
Jeffrey B. Goldenberg                                 0         2,860(10)       0          2,860(10)
Rachel C. Golder                                      0            0            0             0
Jacob D. Goldfield                                    0            0            0             0
Daniel C. Goldwater                   UK              0            0            0             0
James S. Golob                                        0            0            0             0
Gregg A. Gonsalves                                    0            0            0             0
Amy O. Goodfriend                                     0            0            0             0
Larry J. Goodwin                                      0            0            0             0
Andrew M. Gordon                                      0            0            0             0
Robert D. Gottlieb                                    0            0            0             0
Gregory M. Gould                                      0            0            0             0
Frank J. Governali                                    0            0            0             0
Lorenzo Grabau                       Italy            0            0            0             0
Geoffrey T. Grant                                     0            0            0             0
William M. Grathwohl                                  0            0            0             0
Pedro Gonzalez Grau                  Spain            0            0            0             0
Eldridge F. Gray                                      0            0            0             0

------------------------
(8)      Shared with family members.

(9)      Shared with family members.

(10)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Michael J. Graziano                                   0            0            0             0
Carmen A. Greco                                       0            0            0             0
Stefan Green                       Australia          0            0            0             0
David J. Greenwald                                    0            0            0             0
Louis S. Greig                        UK              0            0            0             0
William W. Gridley                                    0            0            0             0
Peter W. Grieve                                       0            0            0             0
Christopher Grigg                     UK              0            0            0             0
Edward Sebastian Grigg             UK/France          0            0            0             0
Michael J. Grimaldi                                   0            0            0             0
Douglas C. Grip                                       0            0            0             0
Peter Gross                                           0            0            0             0
David J. Grounsell                    UK              0            0            0             0
Eric P. Grubman                                       0            0            0             0
Edward J. Guay                                        0            0            0             0
Kevin J. Guidotti                                     0            0            0             0
Arun M. Gunewardena                Sri Lanka          0            0            0             0
Vishal Gupta                         India            0            0            0             0
Celeste A. Guth                                       0            0            0             0
Vladimir M. Gutin                                     0            0            0             0
Joseph D. Gutman                                      0            0            0             0
Douglas A. Guzman                   Canada            0            0            0             0
Erol Hakanoglu                      Turkey            0            0            0             0
Elizabeth M. Hammack                                  0            0            0             0
David R. Hansen                    Australia          0            0            0             0
Jane Hargreaves                       UK              0            0            0             0
Mary L. Harmon                                        0            0            0             0
Roger C. Harper                                       0            0            0             0
Robert S. Harrison                                    0            0            0             0
Valerie J. Harrison                   UK              0            0            0             0
Shelley A. Hartman                                    0            0            0             0
Paul R. Harvey                                        0            0            0             0
Taizo Hasebe                         Japan            0            0            0             0
Rumiko Hasegawa                      Japan            0            0            0             0
A. John Hass                                          0            0            0             0
Stephen J. Hay                        UK              0            0            0             0
Kuniyoshi Hayashi                    Japan            0            0            0             0
Keith L. Hayes                        UK              0            0            0             0
Edward A. Hazel                                      860          300(11)      860           300(11)
Thomas J. Healey                                      0            0            0             0
Robert C. Heathcote                   UK              0            0            0             0
Sylvain M. Hefes                    France            0            0            0             0
Douglas C. Heidt                                      0            0            0             0
David B. Heller                                       0            0            0             0
Steven M. Heller                                      0            0            0             0
William L. Hemphill                                   0            0            0             0
Ruud G. Hendriks                The Netherlands       0            0            0             0

------------------------
(11)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
David P. Hennessey                                    0            0            0             0
R. Douglas Henderson                                  0            0            0             0
David L. Henle                                        0           600           0            600
Mary C. Henry                                         0            0            0             0
Benoit Herault                      France            0            0            0             0
Peter C. Herbert                                      0            0            0             0
Bruce A. Heyman                                       0            0            0             0
Stephen Hickey                                        0            0            0             0
Melina E. Higgins                                     0            0            0             0
Robert E. Higgins                                     0            0            0             0
Joanne M. Hill                                        0            0            0             0
Michael I. Hill                       UK              0            0            0             0
M. Roch Hillenbrand                                   0            0            0             0
Donald W. Himpele                                     0            0            0             0
Kenneth L. Hirsch                                     0            0            0             0
Kenneth W. Hitchner                                   0            0            0             0
Maykin Ho                                             0            0            0             0
Timothy E. Hodgson                  Canada            0            0            0             0
Axel Hoerger                        Germany           0            0            0             0
Jacquelyn M. Hoffman-Zehner         Canada            0            0            0             0
Christopher G. Hogg             New Zealand/USA       0            0            0             0
Svein R. Hogset                     Norway            0            0            0             0
Simon N. Holden                       UK              0            0            0             0
Margaret J. Holen                                     0            0            0             0
Daniel E. Holland III                                 0            0            0             0
Teresa E. Holliday                                    0            0            0             0
Peter Hollmann                      Germany           0            0            0             0
Philip Holzer                       Germany           0            0            0             0
Gregory T. Hoogkamp                                   0            0            0             0
Sean C. Hoover                                        0            0            0             0
Shin Horie                           Japan            0            0            0             0
Jay D. Horine                                         0            0            0             0
Robert D. Hormats                                     0            0            0             0
Robert G. Hottensen, Jr.                             578           0           578            0
Thomas J. Houle                                       0            0            0             0
Michael R. Housden                    UK              0            0            0             0
Robert Howard                                         0            0            0             0
Mark Howard-Johnson                                   0            0            0             0
Zu Liu Frederick Hu                  China            0            0            0             0
Paul J. Huchro                                        0            0            0             0
James A. Hudis                                        0            0            0             0
Terry P. Hughes                     Ireland           0            0            0             0
Bimaljit S. Hundal                    UK              0            0            0             0
Edith A. Hunt                                         0            0            0             0
Susan J. Hunt                         UK              0            0            0             0
Janet T. Hurley                                       0            0            0             0
Fern Hurst                                            0            0            0             0
Robert J. Hurst                                      100           0           100            0
Elizabeth A. Husted                                   0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Walter V. Hutcherson                                  0            0            0             0
Phillip S. Hylander                   UK              0            0            0             0
John S. Iglehart                                      0            0            0             0
Robert F. Incorvaia                                   0            0            0             0
Toni-Dara Infante                                     0            0            0             0
Francis J. Ingrassia                                  0            0            0             0
Timothy J. Ingrassia                                  0            0            0             0
Zubin P. Irani                       India            0            0            0             0
Hideki Ishibashi                     Japan            0            0            0             0
Raymond J. Iwanowski                                  0            0            0             0
Walter A. Jackson                                     0            0            0             0
William L. Jacob III                                  0            0            0             0
James A. Jacobson                                     0            0            0             0
Richard I. Jaffee                                     0            0            0             0
Stefan J. Jentzsch                  Germany           0            0            0             0
Andrew R. Jessop                      UK              0            0            0             0
Dan H. Jester                                         0            0            0             0
Thomas Jevon                                          0            0            0             0
Daniel J. Jick                                        0            0            0             0
David M. Jimenez-Blanco              Spain            0            0            0             0
Peter T. Johnston                                    523           0           523            0
Andrew J. Jonas                                       0            0            0             0
Adrian M. Jones                     Ireland           0            0            0             0
Emerson P. Jones                                      0            0            0             0
Robert C. Jones                                       0            0            0             0
Terrence O. Jones                                     0            0            0             0
William J. Jones                                      0            0            0             0
Kevin M. Jordan                                       0            0            0             0
Mei L. Joseph                      Singapore          0            0            0             0
Roy R. Joseph                       Guyana            0            0            0             0
Kenneth L. Josselyn                                   0            0            0             0
Chansoo Joung                                         0            0            0             0
Andrew J. Kaiser                                      0            0            0             0
Ann F. Kaplan                                        21            0           21             0
Barry A. Kaplan                                       0            0            0             0
David A. Kaplan                                       0            0            0             0
Jason S. Kaplan                                       0            0            0             0
Robert S. Kaplan                                      0            0            0             0
Scott B. Kapnick                                      0         1,666(12)       0          1,666(12)
Atul Kapur                           India            0            0            0             0
Erland S. Karlsson                  Sweden            0            0            0             0
James M. Karp                                         0            0            0             0
Toshinobu Kasai                      Japan            0            0            0             0
Shunji Katayama                      Japan            0            0            0             0
Richard Katz                                          0            0            0             0
Robert J. Katz                                        0            0            0             0
James C. Katzman                                      0            0            0             0

------------------------
(12)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
David K. Kaugher                                      0            0            0             0
Alan S. Kava                                          0            0            0             0
Larry M. Kellerman                                    0            0            0             0
John L. Kelly                                         0            0            0             0
Carsten Kengeter                    Germany           0            0            0             0
Kevin W. Kennedy                                      0            0            0             0
Gioia M. Kennett                                      0            0            0             0
James P. Kenney                                       0            0            0             0
William J. Kenney                                     0            0            0             0
Thomas J. Kenny                                       0            0            0             0
Steven E. Kent                                        0            0            0             0
Steven Kerr                                           0            0            0             0
John G. Ketterer III                                  0            0            0             0
Lawrence S. Keusch                                    0            0            0             0
Rustom N. Khandalavala                                0            0            0             0
Philippe Khuong-Huu                 France            0            0            0             0
Peter D. Kiernan III                                  0            0            0             0
Sun Bae Kim                         Canada            0            0            0             0
Douglas W. Kimmelman                                 445           0           445            0
Masaaki Kimura                    South Korea         0            0            0             0
Colin E. King                       Canada           429           0           429            0
Jonathan S. King                      UK              0            0            0             0
Robert C. King, Jr.                                   0            0            0             0
Timothy M. Kingston                                   0            0            0             0
Shigeki Kiritani                     Japan            0            0            0             0
Ewan M. Kirk                          UK              0            0            0             0
Remy Klammers                       France            0            0            0             0
Daniel H. Klebes II                                   0            0            0             0
Michael Klimek                                        0            0            0             0
Michael K. Klingher                                   0            0            0             0
Frederick J. Knecht                                   0            0            0             0
Bradford C. Koenig                                    0            0            0             0
Andreas Koernlein                   Germany           0            0            0             0
Mark J. Kogan                                         0            0            0             0
Yasuro K. Koizumi                    Japan            0            0            0             0
J. Christopher A. Kojima            Canada            0            0            0             0
Kazuaki Kojima                       Japan            0            0            0             0
Jonathan L. Kolatch                                   0            0            0             0
Jeffrey A. Kolitch                                    0            0            0             0
Richard E. Kolman                                     0            0            0             0
Takahiro Komatsu                     Japan            0            0            0             0
Robert A. Koort                                       0            0            0             0
Philip J. Kopp III                                    0            0            0             0
David J. Kostin                                       0            0            0             0
Koji Kotaka                          Japan            0            0            0             0
John D. Kramer                                        0            0            0             0
Peter S. Kraus                                       15            0           15             0
Srihari Kumar                        India            0            0            0             0
Mary Lyn Valkenburg Kurish                            0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Eiichiro Kuwana                      Japan            0            0            0             0
Tak Sing Kenneth Kwok              Hong Kong          0            0            0             0
Joon Kwun                         South Korea         0            0            0             0
Peter Labbat                                          0            0            0             0
Brian J. Lahey                                        0            0            0             0
Peggy A. Lamb                                         0            0            0             0
Simon M. Lamb                         UK              0            0            0             0
David G. Lambert                                      0            0            0             0
Joseph A. LaNasa III                                  0            0            0             0
Eric S. Lane                                          0            0            0             0
Thomas K. Lane                                        0            0            0             0
Rudolf N. Lang                      Germany           0            0            0             0
Jonathan A. Langer                                    0            0            0             0
Michiel P. Lap                  The Netherlands       0            0            0             0
Gary R. Lapidus                                       0            0            0             0
Bruce M. Larson                                       0            0            0             0
Thomas D. Lasersohn                                   0            0            0             0
Anthony D. Lauto                                      0            0            0             0
John J. Lauto                                         0            0            0             0
Matthew Lavicka                                       0            0            0             0
Peter T. Lawler                                       0            0            0             0
David N. Lawrence                                     0            0            0             0
Hugh J. Lawson                                        0            0            0             0
Peter J. Layton                                       0            0            0             0
Susan R. Leadem                                       0            0            0             0
Andrew D. Learoyd                     UK              0            0            0             0
Brian J. Lee                                          0            0            0             0
Cham Chung Ken Lee                 Hong Kong          0            0            0             0
Chan-Keun Lee                     South Korea         0            0            0             0
George C. Lee                                         0            0            0             0
Gregory D. Lee                     Australia          0            0            0             0
Ronald Lee                                            0            0            0             0
Kenneth H. M. Leet                                    0            0            0             0
Richard O. Leggett                                    0            0            0             0
Tim Leissner                        Brazil            0            0            0             0
Todd W. Leland                                        0            0            0             0
Paulo C. Leme                                         0            0            0             0
Gregg R. Lemkau                                       0            0            0             0
Remco O. Lenterman              The Netherlands       0            0            0             0
Deborah R. Leone                                      0            0            0             0
Hughes B. Lepic                     France            0            0            0             0
Johan H. Leven                      Sweden            0            0            0             0
Ronald S. Levin                                       0            0            0             0
Allan S. Levine                                       0            0            0             0
Brian T. Levine                                       0            0            0             0
Jack Levy                                             0            0            0             0
Richard J. Levy                       UK              0            0            0             0
Tobin V. Levy                                         0            0            0             0
P. Jeremy Lewis                                       0            0            0             0
Mark E. Leydecker                                     0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Matthew G. L'Heureux                                  0            0            0             0
George C. Liberopoulos            Canada/USA          0            0            0             0
Gwen R. Libstag                                       0            0            0             0
Stephen C. Lichtenauer                                0            0            0             0
Roger A. Liddell                      UK              0            0            0             0
Richard J. Lieb                                       0            0            0             0
Lisette M. Lieberman                                 775           0           775            0
Mitchell J. Lieberman                                 0            0            0             0
Richerd C. Lightburn                                  0            0            0             0
Terence Tayseop Lim               South Korea         0            0            0             0
Ryan D. Limaye                                        0            0            0             0
Josephine Linden                      UK              0            0            0             0
Lawrence H. Linden                                    0            0            0             0
Anthony W. Ling                       UK              0            0            0             0
Roger E. Linnemann, Jr.                               0            0            0             0
Bonnie S. Litt                                        0            0            0             0
Robert Litterman                                      0            0            0             0
Robert H. Litzenberger                                0            0            0             0
Julia Liu                                             0            0            0             0
Jill E. Lohrfink                                      0            0            0             0
Douglas F. Londal                                     0            0            0             0
Joseph Longo                                          0            0            0             0
Jonathan M. Lopatin                                   0            0            0             0
Francisco Lopez-Balboa                                0            0            0             0
Victor M. Lopez-Balboa                                0            0            0             0
Antigone Loudiadis                    UK              0            0            0             0
Kevin L. Lundeen                                      0            0            0             0
Mark A. Lynch                         UK              0            0            0             0
Michael R. Lynch                                      0            0            0             0
Thomas R. Lynch                                       0            0            0             0
Peter J. Lyon                                         0            0            0             0
Peter B. MacDonald                    UK              0            0            0             0
Mark G. Machin                        UK              0            0            0             0
Paula B. Madoff                                       0            0            0             0
Shogo Maeda                          Japan            0            0            0             0
Christopher J. Magarro                                0            0            0             0
John A. Mahoney                                       0            0            0             0
Sean O. Mahoney                                       0            0            0             0
Russell E. Makowsky                                   0            0            0             0
Keith A. Malas                                        0            0            0             0
Aadarsh K. Malde                      UK              0            0            0             0
Puneet Malhi                          UK              0            0            0             0
Peter G. C. Mallinson                 UK              0            0            0             0
John V. Mallory                                       0            0            0             0
Kathleen M. Maloney                                   0            0            0             0
Jean E. Manas                       Greece            0            0            0             0
Charles G. R. Manby                   UK              0            0            0             0
Robert S. Mancini                                     0            0            0             0
Barry A. Mannis                                       0            0            0             0
Simon I. Mansfield                                    0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Elizabeth C. Marcellino                               0            0            0             0
Joseph C. Marconi                                     0            0            0             0
Ronald G. Marks                                       0            0            0             0
Robert J. Markwick                    UK              0            0            0             0
Nicholas I. Marovich                                  0            0            0             0
Alexander M. Marshall                 UK              0            0            0             0
David J. Marshall                                     0            0            0             0
Allan S. Marson                       UK              0            0            0             0
Paul A. Marson                        UK              0            0            0             0
Eff W. Martin                                         0            0            0             0
Alison J. Mass                                        0            0            0             0
Robert A. Mass                                        0            0            0             0
John J. Masterson                                     0            0            0             0
David J. Mastrocola                                   0            0            0             0
Blake W. Mather                                       0            0            0             0
Kathy M. Matsui                                       0            0            0             0
Naomi Matsuoka                       Japan            0            0            0             0
Thomas H. Mattox                                      0            0            0             0
George N. Mattson                                     0            0            0             0
Jason E. Maynard                                      0            0            0             0
Thomas J. McAdam                                     102           0           102            0
Richard F. McArdle                                    0            0            0             0
John J. McCabe                                        0            0            0             0
Theresa E. McCabe                                     0            0            0             0
James P. McCarthy                                     0            0            0             0
Joseph M. McConnell                                   0            0            0             0
Ian R. McCormick                      UK              0            0            0             0
Lynn M. McCormick                                     0            0            0             0
Gordon R. McCulloch                   UK              0            0            0             0
Dermot W. McDonogh                  Ireland           0            0            0             0
Mark E. McGoldrick                                    0            0            0             0
Joseph P. McGrath, Jr.                                0            0            0             0
Stephen J. McGuinness                                 0            0            0             0
John C. McIntire                                      0            0            0             0
Matthew B. McLennan                Australia          0            0            0             0
John W. McMahon                                       0            0            0             0
Geraldine F. McManus                                  0            0            0             0
Gerald C. McNamara, Jr.                               0            0            0             0
James A. McNamara                                     0           215(13)       0            215(13)
Richard P. McNeil                   Jamaica           0            0            0             0
Audrey A. McNiff                                      0            0            0             0
John P. McNulty                                       0            0            0             0
Stuart G. McPherson                   UK              0            0            0             0
Robert A. McTamaney                                   0            0            0             0
E. Scott Mead                                        160           0           160            0
Lance P. Meaney                                       0            0            0             0
Sharon I. Meers                                       0            0            0             0
David M. Meerschwam             The Netherlands       0            0            0             0

------------------------
(13)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Sanjeev K. Mehra                     India            0            0            0             0
Stephen J. Mellas                                     0            0            0             0
Andrew J. Melnick                                     0            0            0             0
Bruce H. Mendelsohn                                  100          400(14)      100           400(14)
Michael A. Mendelson                                  0            0            0             0
Bernard A. Mensah                     UK              0            0            0             0
Garry E. Menzel                       UK              0            0            0             0
T. Willem Mesdag                                      0            0            0             0
Andrew L. Metcalfe                    UK              0            0            0             0
Julian R. Metherell                   UK              0            0            0             0
Olivier F. Meyohas                  France            0            0            0             0
Michael R. Miele                                      0            0            0             0
Therese L. Miller                                     0            0            0             0
Michael J. Millette                                   0            0            0             0
James E. Milligan                                     0            0            0             0
Milton R. Millman                                     0            0            0             0
Eric M. Mindich                                       0            0            0             0
Luciana D. Miranda                  Brazil            0            0            0             0
Edward S. Misrahi                    Italy            0            0            0             0
Kristi L. Mitchem                                     0            0            0             0
Gregory C. Mitsch                                     0            0            0             0
Masatoki J. Mitsumata                Japan            0            0            0             0
Wataru Mizoguchi                     Japan            0            0            0             0
Steven T. Mnuchin                                     0            0            0             0
Masanori Mochida                     Japan            0            0            0             0
Timothy H. Moe                                        0            0            0             0
Douglas D. Moffitt                                    0            0            0             0
Philip J. Moffitt                  Australia          0            0            0             0
Scott E. Molin                                        0            0            0             0
Karsten N. Moller                   Denmark           0            0            0             0
Thomas K. Montag                                      0            0            0             0
William C. Montgomery                                 0            0            0             0
Wayne L. Moore                                        0            0            0             0
J. Ronald Morgan, III                                 0            0            0             0
Yukihiro Moroe                       Japan            0            0            0             0
James P. Morris                                       0            0            0             0
Robert B. Morris III                                  0            0            0             0
Simon P. Morris                       UK              0            0            0             0
Thomas C. Morrow                                      0            0            0             0
Jeffrey M. Moslow                                     0            0            0             0
Sharmin Mossavar-Rahmani              UK              0            0            0             0
Gregory T. Mount                                      0            0            0             0
Ian Mukherjee                         UK              0            0            0             0
Edward A. Mule                                        0            0            0             0
Donald R. Mullen                                      0            0            0             0
Eric D. Mullins                                       0            0            0             0
Donald J. Mulvihill                                   0            0            0             0

------------------------
(14)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Patrick E. Mulvihill                Ireland           0            0            0             0
Alvise J. Munari                      UK              0            0            0             0
Rie Murayama                         Japan            0            0            0             0
Richard A. Murley                     UK              0            0            0             0
Philip D. Murphy                                      0            0            0             0
Thomas S. Murphy, Jr.                                 0            0            0             0
Arjun N. Murti                                        0            0            0             0
Gaetano J. Muzio                                      0            0            0             0
Marc O. Nachmann                    Germany           0            0            0             0
Kota Nakako                                           0            0            0             0
Avi M. Nash                                           0            0            0             0
Kevin D. Naughton                                     0            0            0             0
Mark J. Naylor                        UK              0            0            0             0
Jeffrey P. Nedelman                                   0            0            0             0
Daniel M. Neidich                                    68            0           68             0
Kipp M. Nelson                                        0            0            0             0
Leslie S. Nelson                                      0            0            0             0
Robin Neustein                                        0            0            0             0
Claire M. Ngo                                         0            0            0             0
Duncan L. Niederauer                                  0            0            0             0
Theodore E. Niedermayer           USA/France          0            0            0             0
Erik F. Nielsen                     Denmark           0            0            0             0
Hideya Niimi                         Japan            0            0            0             0
Susan M. Noble                        UK              0            0            0             0
Markus J. Noe-Nordberg              Austria           0            0            0             0
Suok J. Noh                                           0            0            0             0
David J. Nolan                     Australia          0            0            0             0
Suzanne M. Nora Johnson                               0            0            0             0
Christopher K. Norton                                 0            0            0             0
Craig J. Nossel                USA/South Africa       0            0            0             0
Anthony J. Noto                                       0            0            0             0
Michael E. Novogratz                                  0            0            0             0
Jay S. Nydick                                         0            0            0             0
Katherine K. Oakley                                   0            0            0             0
Eric M. Oberg                                         0            0            0             0
Alok Oberoi                          India            0         10,000(15)      0          10,000(15)
Gavin G. O'Connor                                     0            0            0             0
Fergal J. O'Driscoll                Ireland           0            0            0             0
L. Peter O'Hagan                    Canada            0            0            0             0
Terence J. O'Neill                    UK              0            0            0             0
Timothy J. O'Neill                                    0            0            0             0
Richard T. Ong                     Malaysia           0            0            0             0
Taneki Ono                           Japan            0            0            0             0
Donald C. Opatrny, Jr.                                0            0            0             0
Peter C. Oppenheimer                  UK              0            0            0             0
Daniel P. Opperman                                    0            0            0             0
Daniel B. O'Rourke                                    0            0            0             0

------------------------
(15)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Roderick S. Orr                       UK              0            0            0             0
Calum M. Osborne                      UK              0            0            0             0
Robert J. O'Shea                                      0            0            0             0
Joel D. Ospa                                          0            0            0             0
Greg M. Ostroff                                       0            0            0             0
Nigel M. O'Sullivan                   UK              0            0            0             0
James B. Otness                                       0            0            0             0
Terence M. O'Toole                                    0            0            0             0
Brett R. Overacker                                    0            0            0             0
Todd G. Owens                                         0            0            0             0
Fumiko Ozawa                         Japan            0            0            0             0
Robert J. Pace                                        0            0            0             0
Robert W. Pack                        UK              0            0            0             0
Helen Paleno                                          0            0            0             0
Gregory K. Palm                                       0            0            0             0
Bryant F. Pantano                                     0            0            0             0
Massimo Pappone                      Italy            0            0            0             0
James R. Paradise                     UK              0            0            0             0
Lisa L. Parisi                                        0            0            0             0
Simon Y. Park                                         0            0            0             0
Geoffrey M. Parker                                    0            0            0             0
Archie W. Parnell                                    200          200(16)      200           200(16)
Ketan J. Patel                        UK              0            0            0             0
Sheila H. Patel                                       0            0            0             0
Douglas S. Patterson                                  0            0            0             0
Henry M. Paulson, Jr.                                 0            0            0             0
Arthur J. Peponis                                    288           0           288            0
David E. Perlin                                       0            0            0             0
John M. Perlowski                                     0            0            0             0
David B. Philip                                       0            0            0             0
Todd J. Phillips                                      0            0            0             0
Stephen R. Pierce                                     0            0            0             0
Philip J. Pifer                                       0            0            0             0
Steven M. Pinkos                                      0            0            0             0
Scott M. Pinkus                                       0            0            0             0
Timothy C. Plaut                    Germany           0            0            0             0
Carol V. Pledger                      UK              0            0            0             0
Andrea Ponti                       Italy/USA          0            0            0             0
Ellen R. Porges                                       0            0            0             0
Wiet H.M. Pot                   The Netherlands       0            0            0             0
Michael J. Poulter                    UK              0            0            0             0
John J. Powers                                        0            0            0             0
Richard H. Powers                                     0            0            0             0
Gilberto Pozzi                       Italy            0            0            0             0
Alberto Pravettoni                   Italy            0            0            0             0
Michael A. Price                                      0            0            0             0
Scott S. Prince                                       0            0            0             0

------------------------
(16)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Anthony J. Principato                                56            0           56             0
Steven D. Pruett                                      0            0            0             0
Andrew F. Pyne                                        0            0            0             0
Kevin A. Quinn                                        0            0            0             0
Stephen D. Quinn                                      0            0            0             0
William M. Quinn                                      0            0            0             0
B. Andrew Rabin                                       0            0            0             0
Jean Raby                           Canada            0            0            0             0
John J. Rafter                      Ireland           0            0            0             0
Jonathan C. Raleigh                                   0            0            0             0
Dioscoro-Roy I. Ramos             Philippines         0            0            0             0
Charlotte P. Ransom                   UK              0            0            0             0
Michael G. Rantz                                      0            0            0             0
Krishna S. Rao                       India            0            0            0             0
Philip A. Raper                       UK              0            0            0             0
Alan M. Rapfogel                                      0            0            0             0
Sandy C. Rattray                      UK              0            0            0             0
Joseph Ravitch                                        0            0            0             0
Sara E. Recktenwald                                   0            0            0             0
Girish V. Reddy                                       0            0            0             0
Nicholas T. Reid                      UK              0            0            0             0
David Reilly                          UK              0            0            0             0
Gene Reilly                                           0            0            0             0
Arthur J. Reimers III                                 0            0            0             0
Filip A. Rensky                                       0            0            0             0
Jeffrey A. Resnick                                    0            0            0             0
Richard J. Revell                     UK              0            0            0             0
Peter Richards                        UK              0            0            0             0
Jean-Manuel Richier                 France            0            0            0             0
Michael J. Richman                                    0            0            0             0
Thomas S. Riggs III                                   0            0            0             0
James P. Riley, Jr.                                   0            0            0             0
Kirk L. Rimer                                         0            0            0             0
Kimberly E. Ritrievi                                  0            0            0             0
Louisa G. Ritter                                      0            0            0             0
Paul M. Roberts                       UK              0            0            0             0
Richard T. Roberts                                    8            0            8             0
William M. Roberts                                    0            0            0             0
Simon M. Robertson                    UK              0            0            0             0
Juliet A. Robinson                    UK              0            0            0             0
Nigel C. B. Robinson                  UK              0            0            0             0
Normann G. Roesch                   Germany           0            0            0             0
Marina L. Roesler                 USA/Brazil          0            0            0             0
James H. Rogan                                        0            0            0             0
J. David Rogers                                       0           200(17)       0            200(17)
John F. W. Rogers                                     0            0            0             0
Emmanuel Roman                      France            0            0            0             0

------------------------
(17)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Eileen P. Rominger                                    0            0            0             0
Andrew A. Root                      Canada            0            0            0             0
Pamela P. Root                                        0            0            0             0
Clifton P. Rose                 New Zealand/USA       0            0            0             0
Ralph F. Rosenberg                                    0            0            0             0
David J. Rosenblum                                    0            0            0             0
Jacob D. Rosengarten                                  0            0            0             0
Richard J. Rosenstein                                 0            0            0             0
Ivan Ross                                             0            0            0             0
Lisa A. Rotenberg                                     0            0            0             0
Marc A. Rothenberg                                    0            0            0             0
Stuart M. Rothenberg                                  0            0            0             0
Michael S. Rotter                                     0            0            0             0
Thomas A. Roupe                                       0            0            0             0
Michael S. Rubinoff                                   0            0            0             0
Paul M. Russo                                         0            0            0             0
John P. Rustum                    Ireland/USA        25            0           25             0
Richard M. Ruzika                                     0            0            0             0
David C. Ryan                                         0            0            0             0
David M. Ryan                      Australia          0            0            0             0
Jeri Lynn Ryan                                        0            0            0             0
John C. Ryan                                          0            0            0             0
John J. Ryan                                          0            0            0             0
Michael D. Ryan                                       0            0            0             0
Pamela S. Ryan                                        0          1,000          0           1,000
Katsunori Sago                       Japan            0            0            0             0
Pablo J. Salame                     Ecuador           0            0            0             0
Roy J. Salameh                                        0            0            0             0
J. Michael Sanders                                    0            0            0             0
Allen Sangines-Krause               Mexico           212           0           212            0
Richard A. Sapp                                       0            0            0             0
Neil I. Sarnak                                        0            0            0             0
Joseph Sassoon                      Israel            0            0            0             0
Atsuko Sato                          Japan            0            0            0             0
Tsutomu Sato                         Japan           240           0           240            0
Muneer A. Satter                                      0            0            0             0
Marc P. Savini                                        0            0            0             0
Jonathan S. Savitz                                    0            0            0             0
Peter Savitz                                          0            0            0             0
James E. Sawtell                      UK              0            0            0             0
Josephine Scesney                                     0            0            0             0
Paul S. Schapira                     Italy            0            0            0             0
P. Sheridan Schechner                               1,000          0          1,000           0
Marcus Schenck                      Germany           0            0            0             0
Susan J. Scher                                        0            0            0             0
Gary B. Schermerhorn                                  0            0            0             0
Stephen M. Scherr                                     0            0            0             0
Clare R. Scherrer                                     0            0            0             0
Howard B. Schiller                                    0            0            0             0
Erich P. Schlaikjer                                   0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Daniel Schmitz                      Germany           0            0            0             0
Vivian C. Schneck-Last                                0            0            0             0
Jeffrey W. Schroeder                                  0            0            0             0
Matthew L. Schroeder                                  0            0            0             0
Antoine Schwartz                    France            0            0            0             0
Eric S. Schwartz                                      0            0            0             0
Harvey M. Schwartz                                    0            0            0             0
Mark Schwartz                                         0            0            0             0
Thomas M. Schwartz                                    0         1,900(18)       0          1,900(18)
Peter Scialla                                         0            0            0             0
Steven M. Scopellite                                  0            0            0             0
David J. Scudellari                                   0            0            0             0
John A. Sebastian                                     0            0            0             0
Peter A. Seccia                                       0            0            0             0
Charles B. Seelig, Jr.                                0            0            0             0
Peter A. Seibold                                      0            0            0             0
Karen D. Seitz                                        0            0            0             0
Peter D. Selman                       UK              0            0            0             0
Anik Sen                              UK              0            0            0             0
Randolph Sesson, Jr.                                  0            0            0             0
Steven M. Shafran                                     0            0            0             0
Lisa M. Shalett                                       0            0            0             0
Richard S. Sharp                      UK              0            0            0             0
John P. Shaughnessy                                   0            0            0             0
Daniel M. Shefter                                     0            0            0             0
David G. Shell                                        0            0            0             0
Heather K. Shemilt                  Canada            0            0            0             0
James M. Sheridan                                     0            0            0             0
Richard G. Sherlund                                   0            0            0             0
Michael S. Sherwood                   UK              0            0            0             0
Masaru Shibata                       Japan            0            0            0             0
David A. Shiffman                                     0            0            0             0
Dong Kee Shin                     South Korea         0            0            0             0
Kunihiko Shiohara                    Japan            0            0            0             0
Abraham Shua                                          0            0            0             0
Susan E. Sidd                                         0            0            0             0
Michael H. Siegel                                     0            0            0             0
Leslie C. Sillcox                                     0            0            0             0
Ralph J. Silva                                        0            0            0             0
Harry Silver                                          0            0            0             0
Howard A. Silverstein                                 0            0            0             0
Gavin Simms                           UK              0            0            0             0
Victor R. Simone, Jr.                                 0            0            0             0
David T. Simons                                       0            0            0             0
Christine A. Simpson                                  0            0            0             0
David A. Simpson                      UK              0            0            0             0
Dinakar Singh                                         0            0            0             0
Ravi M. Singh                                         0            0            0             0

------------------------
(18)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Ravi Sinha                         India/USA          0            0            0             0
Edward M. Siskind                                     0            0            0             0
Christian J. Siva-Jothy               UK              0            0            0             0
Mark F. Slaughter                                     0            0            0             0
Guy C. Slimmon                        UK              0            0            0             0
Jeffrey S. Sloan                                      0            0            0             0
Linda J. Slotnick                                     0            0            0             0
Cody J. Smith                                         0         1,000(19)       0          1,000(19)
Derek S. Smith                                        0            0            0             0
Michael M. Smith                                      0            0            0             0
Sarah E. Smith                        UK              0            0            0             0
Trevor A. Smith                       UK              0            0            0             0
John E. Smollen                                       0            0            0             0
Jonathan S. Sobel                                     0            0            0             0
David M. Solomon                                      0            0            0             0
Judah C. Sommer                                       0            0            0             0
Chong Hon Andrew Song                                 0            0            0             0
Theodore T. Sotir                                     0            0            0             0
Sergio E. Sotolongo                                   0            0            0             0
Vickrie C. South                                      0            0            0             0
Daniel L. Sparks                                      0            0            0             0
Nicholas J. Spencer                   UK              0            0            0             0
Claudia Spiess                    Switzerland         0            0            0             0
Marc A. Spilker                                       0            0            0             0
Howard Q. Spooner                     UK              0            0            0             0
Joseph F. Squeri                                      0            0            0             0
Alec P. Stais                                         0            0            0             0
Christoph W. Stanger                Austria           0            0            0             0
Daniel W. Stanton                                     0            0            0             0
Keith G. Starkey                      UK              0            0            0             0
Esta E. Stecher                                       0            0            0             0
Cathrine Steck                                        0            0            0             0
Fredric E. Steck                                      0            0            0             0
Robert K. Steel                                       0            0            0             0
Laurence Stein                   South Africa         0            0            0             0
Joseph P. Stevens                                     0            0            0             0
Chase O. Stevenson                                    0            0            0             0
Richard J. Stingi                                     0            0            0             0
Raymond S. Stolz                                      0            0            0             0
Timothy T. Storey                   Canada            0            0            0             0
George C. Strachan                                    0            0            0             0
Patrick M. Street                     UK              0            0            0             0
Raymond B. Strong, III                                0            0            0             0
Steven H. Strongin                                    0            0            0             0
Nobumichi Sugiyama                   Japan            0            0            0             0
Christopher P. Sullivan           USA/Ireland         0            0            0             0
Patrick Sullivan                                      0            0            0             0

------------------------
(19)     Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Johannes R. Sulzberger              Austria           0            0            0             0
Hsueh J. Sung                       Taiwan            0            0            0             0
Howard B. Surloff                                     0            0            0             0
Richard J. Sussman                                    0            0            0             0
Peter D. Sutherland S.C.            Ireland           0            0            0             0
Watanan Suthiwartnarueput          Thailand           0            0            0             0
Gary J. Sveva                                         0            0            0             0
Eric S. Swanson                                       0            0            0             0
Gene T. Sykes                                         0            0            0             0
Morgan C. Sze                                         0            0            0             0
Shahriar Tadjbakhsh                                   0            0            0             0
Kunio Tahara                         Japan            0            0            0             0
Thomas P. Takacs                                     972           0           972            0
Ronald K. Tanemura                  UK/USA            0            0            0             0
Kui F. Tang                       China (PRC)         0            0            0             0
Caroline H. Taylor                    UK              0            0            0             0
Greg W. Tebbe                                         0            0            0             0
Roland W. Tegeder                   Germany           0            0            0             0
Thomas D. Teles                                       0            0            0             0
David H. Tenney                                       0            0            0             0
Mark R. Tercek                                        0            0            0             0
Donald F. Textor                                      0            0            0             0
John L. Thornton                                      0            0            0             0
Stephen M. Thurer                                     0            0            0             0
Nicolas F. Tiffou                   France            0            0            0             0
Elena B. Titova                    Russian
                                  Federation          0            0            0             0
Daisuke Toki                         Japan            0            0            0             0
Peter K. Tomozawa                                     0            0            0             0
Massimo Tononi                       Italy            0            0            0             0
Brian J. Toolan                                       0            0            0             0
Serena Torielli                      Italy            0            0            0             0
John R. Tormondsen                                    0            0            0             0
Frederick Towfigh                                     0            0            0             0
John L. Townsend III                                  0            0            0             0
Mark J. Tracey                        UK              0            0            0             0
Stephen S. Trevor                                     0            0            0             0
Byron D. Trott                                        0            0            0             0
Michael A. Troy                                       0            0            0             0
Daniel Truell                         UK              0            0            0             0
Donald J. Truesdale                                   0            0            0             0
Irene Y. Tse                       Hong Kong          0            0            0             0
Robert B. Tudor III                                   0            0            0             0
Thomas E. Tuft                                        0            0            0             0
John Tumilty                          UK              0            0            0             0
Barry S. Turkanis                                     0            0            0             0
Malcolm B. Turnbull                Australia          0            0            0             0
Christopher H. Turner                                 0            0            0             0
Gareth N. Turner                    Canada            0            0            0             0
Greg A. Tusar                                         0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Eiji Ueda                            Japan            0            0            0             0
Scott B. Ullem                                        0            0            0             0
Kaysie P. Uniacke                                     0            0            0             0
Can Uran                                              0            0            0             0
John E. Urban                                         0            0            0             0
Lucas van Praag                       UK              0            0            0             0
Hugo H. Van Vredenburch         The Netherlands       0            0            0             0
Frederick G. Van Zijl                                 0            0            0             0
Lee G. Vance                                          0            0            0             0
Ashok Varadhan                                        0            0            0             0
Corrado P. Varoli                   Canada            0            0            0             0
John J. Vaske                                         0            0            0             0
Philip J. Venables                    UK              0            0            0             0
Robin A. Vince                        UK              0            0            0             0
David A. Viniar                                       0            0            0             0
Andrea A. Vittorelli                 Italy            0            0            0             0
Alejandro Vollbrechthausen          Mexico            0            0            0             0
Barry S. Volpert                                     20            0           20             0
Casper W. Von Koskull               Finland           0            0            0             0
David H. Voon                                         0            0            0             0
Robert T. Wagner                                      0            0            0             0
John E. Waldron                                       0            0            0             0
Christopher J. Wales                  UK              0            0            0             0
George H. Walker IV                                   0           10(20)        0            10(20)
Joann B. Walker                                       0            0            0             0
Thomas B. Walker III                                  0            0            0             0
Robert P. Wall                                        0            0            0             0
Steven A. Wallace                     UK              0            0            0             0
Berent A. Wallendahl                Norway            0            0            0             0
David R. Walton                       UK              0            0            0             0
Hsueh-Ming Wang                                       0            0            0             0
Theodore T. Wang                  China (PRC)         0            0            0             0
Patrick J. Ward                                       0            0            0             0
Michael W. Warren                     UK              0            0            0             0
Peter J. Warren                       UK              0            0            0             0
Haruko Watanuki                      Japan            0            0            0             0
Jerry T. Wattenberg                                   0            0            0             0
Mark K. Weeks                         UK              0            0            0             0
David M. Weil                                         0            0            0             0
Theodor Weimer                      Germany           0            0            0             0
John S. Weinberg                                      0            0            0             0
Peter A. Weinberg                                     0            0            0             0
Gregg S. Weinstein                                    0            0            0             0
Scott R. Weinstein                                    0            0            0             0
Mark S. Weiss                                         0            0            0             0
Richard A. Weissmann                                  0            0            0             0
George W. Wellde, Jr.                                 0            0            0             0

------------------------
(20)    Shared with family members.

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Christopher S. Wendel                                 0            0            0             0
Martin M. Werner                    Mexico            0            0            0             0
Richard T. Wertz                                      0            0            0             0
Lance N. West                                         0            0            0             0
Matthew Westerman                     UK              0            0            0             0
Barbara A. White                                      0            0            0             0
Eileen M. White                                       0            0            0             0
Melanie J. White                      UK              0            0            0             0
William Wicker                                        0            0            0             0
A. Carver Wickman                                     0            0            0             0
Elisha Wiesel                                         0            0            0             0
C. Howard Wietschner                                  0            0            0             0
David D. Wildermuth                                   0            0            0             0
Edward R. Wilkinson                                  83            0           83             0
Kevin L. Willens                                      0            0            0             0
Susan A. Willetts                                     0            0            0             0
Anthony G. Williams                   UK              0            0            0             0
Christopher G. Williams               UK              0            0            0             0
Gary W. Williams                                      0            0            0             0
Meurig R. Williams                    UK              0            0            0             0
Todd A. Williams                                     90            0           90             0
John S. Willian                                       0            0            0             0
Kenneth W. Willman                                    0            0            0             0
Keith R. Wills                        UK              0            0            0             0
Deborah B. Wilkens                Germany/USA         0            0            0             0
Andrew F. Wilson                  New Zealand         0            0            0             0
Kendrick R. Wilson III                                0            0            0             0
Kurt D. Winkelmann                                    0            0            0             0
Jon Winkelried                                        0            0            0             0
Steven J. Wisch                                       0            0            0             0
Michael S. Wishart                                    0            0            0             0
Samuel J. Wisnia                    France            0            0            0             0
Richard E. Witten                                     0            0            0             0
Alexander D. Wohl                                     0            0            0             0
William H. Wolf, Jr.                                  0            0            0             0
Melinda B. Wolfe                                      0            0            0             0
Tracy R. Wolstencroft                                 0            0            0             0
Jon A. Woodruf                                        0            0            0             0
Neil J. Wright                        UK              0            0            0             0
Denise A. Wyllie                      UK              0            0            0             0
Zi Wang Xu                       Canada/China
                                    (PRC)             0            0            0             0
Richard A. Yacenda                                    0            0            0             0
Tetsufumi Yamakawa                   Japan            0            0            0             0
Yasuyo Yamazaki                      Japan            0            0            0             0
Anne Yang                                             0            0            0             0
Danny O. Yee                                          0            0            0             0
Shinichi Yokote                      Japan            0            0            0             0
Jaime E. Yordan                                       0            0            0             0
W. Thomas York, Jr.                                   0            0            0             0

                                                   ITEM 7        ITEM 8      ITEM 9        ITEM 10
                                    ITEM 6          SOLE         SHARED       SOLE          SHARED
                                  CITIZENSHIP      VOTING        VOTING    DISPOSITIVE   DISPOSITIVE
                                (UNITED STATES    POWER OF      POWER OF    POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE   UNCOVERED    UNCOVERED    UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)       SHARES        SHARES      SHARES         SHARES
--------------------------     ----------------   ---------    ---------   -----------   -----------
Wassim G. Younan                    Lebanon           0            0            0             0
Paul M. Young                                         0            0            0             0
William J. Young                                      0            0            0             0
Sanaz Zaimi                           UK              0            0            0             0
Michael J. Zamkow                                     0           25(21)        0            25(21)
Peter J. Zangari                                      0            0            0             0
Paolo Zannoni                        Italy            0            0            0             0
Yoel Zaoui                          France            0            0            0             0
Gregory H. Zehner                                     0            0            0             0
Jide J. Zeitlin                                       0            0            0             0
Gregory Zenna                                         0            0            0             0
Yi Kevin Zhang                    China (PRC)         0            0            0             0
Joan H. Zief                                          0            0            0             0
John W. Ziegler                                       0            0            0             0
Joseph R. Zimmel                                      0            0            0             0
James P. Ziperski                                     0            0            0             0
Barry L. Zubrow                                       0            0            0             0
Mark A. Zurack                                        0            0            0             0
Shares held by 72 private             N/A             0        1,265,201        0         1,265,201
charitable foundations
established by 72 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations(22)

---------------------
(21)     Shared with family members.

(22) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
TRUSTS

2002 Avi M. Nash Grantor Retained Annuity Trust                                 0          0           0            0
2002 Danny O. Yee Grantor Retained Annuity Trust                                0          0           0            0
2003 Scott S. Prince Grantor Retained Annuity Trust                             0          0           0            0
2003 Danny O. Yee Grantor Retained Annuity Trust                                0          0           0            0
2004 Mary Ann Casati Grantor Retained Annuity Trust                             0          0           0            0
2004 Scott S. Prince Grantor Retained Annuity Trust                             0          0           0            0
2004 Danny O. Yee Grantor Retained Annuity Trust                                0          0           0            0
The Abby Joseph Cohen 2000 Family Trust                                         0          0           0            0
The Abby Joseph Cohen 2002 Annuity Trust II                                     0          0           0            0
The Abby Joseph Cohen 2003 Annuity Trust I                                      0          0           0            0
The Abby Joseph Cohen 2003 Annuity Trust II                                     0          0           0            0
The Adina R. Lopatin 2000 Trust                                                 0          0           0            0
The Alexander H. Witten 2000 Trust                                              0          0           0            0
The Alexander I. Berlinski 2000 Trust                                           0          0           0            0
The Alexander Litzenberger Remainder Trust                                      0          0           0            0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                                     0          0           0            0
The Amanda Liann Mead 2000 Trust                                                0          0           0            0
Anahue Trust(23)                                              Jersey            0          0           0            0
Andrew L. Fippinger-Millennium Trust(24)                                        0          0           0            0
The Andrew M. Alper 2002 Annuity Trust II                                       0          0           0            0
The Andrew M. Alper 2003 Annuity Trust I                                        0          0           0            0

--------------------
(23)     Created by Andrew A. Chisholm.

(24)     Created by Ann F. Kaplan.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Andrew M. Alper 2003 Annuity Trust II                                       0          0           0            0
The Andrew M. Gordon 2000 Family Trust                                          0          0           0            0
The Anne R. Witten 2000 Trust                                                   0          0           0            0
The Anne Sullivan Wellde 2000 Trust                                             0          0           0            0
The Anthony D. Lauto 2000 Family Trust                                          0          0           0            0
The Anthony D. Lauto 2002 Annuity Trust II                                      0          0           0            0
The Anthony D. Lauto 2003 Annuity Trust I                                       0          0           0            0
The Anthony D. Lauto 2003 Annuity Trust II                                      0          0           0            0
The Arthur J. Reimers, III Defective Trust 2000             Connecticut         0          0           0            0
The Avi M. Nash 2000 Family Trust                                               0          0           0            0
The Bari Marissa Schwartz 2000 Trust                                            0          0           0            0
Barry A. Kaplan 2000 Family Trust                                               0          0           0            0
Barry A. Kaplan 2002 GRAT                                                       0          0           0            0
Barry A. Kaplan 2003 GRAT                                                       0          0           0            0
The Barry L. Zubrow 2000 Family Trust                                           0          0           0            0
The Barry L. Zubrow 2002 Annuity Trust II                                       0          0           0            0
Beller 2002 GRAT                                                                0          0           0            0
Beller 2003 GRAT                                                                0          0           0            0
Beller 2003 Family Trust                                                        0          0           0            0
The Beller/Moses Trust                                                          0          0           0            0
The Benjamin H. Sherlund 2000 Trust                                             0          0           0            0
The Benjamin Kraus 2000 Trust                                                   0          0           0            0
The Bradford C. Koenig 2001 Family Trust                                        0          0           0            0
The Bradley Abelow Family 2000 Trust                                            0          0           0            0
The Brian Patrick Minehan 2001 Trust(25)                                        0          0           0            0
The Caceres Novogratz Family Trust                                              0          0           0            0
The Carlos A. Cordeiro Trust                                                    0          0           0            0
The Charlotte Steel 2000 Trust                                                  0          0           0            0
The Charlotte Textor 2000 Trust                                                 0          0           0            0
The Chatham Path Trust(26)                                                      0          0           0            0

--------------------------
(25)     Created by E. Gerald Corrigan.
(26)     Created by Peter G. C. Mallinson.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Christopher A. Cole 2000 Family Trust                                       0          0           0            0
The Christopher A. Cole 2002 Annuity Trust II                                   0          0           0            0
The Christopher A. Cole 2003 Annuity Trust I                                    0          0           0            0
The Christopher A. Cole 2003 Annuity Trust II                                   0          0           0            0
The Christopher K. Norton 2000 Family Trust                                     0          0           0            0
The Christopher Palmisano Remainder Trust(27)                                   0          0           0            0
The Christopher Ryan Tortora 2000 Trust                                         0          0           0            0
The Cody J Smith 2000 Family Trust                                              0          0           0            0
The Cody J Smith 2002 Annuity Trust II                                          0          0           0            0
The Connie K. Duckworth 2000 Family Trust                                       0          0           0            0
Dangui Trust(28)                                                                0          0           0            0
The Daniel Alexander Schwartz 2000 Trust                                        0          0           0            0
The Daniel M. Neidich 2002 Annuity Trust II                                     0          0           0            0
The Daniel M. Neidich 2003 Annuity Trust I                                      0          0           0            0
The Daniel M. Neidich 2003 Annuity Trust II                                     0          0           0            0
The Daniel W. Stanton 2002 Annuity Trust II                                     0          0           0            0
The Daniel W. Stanton II 2000 Trust                                             0          0           0            0
The Danny O. Yee Trust                                                          0          0           0            0
The David B. Ford 2002 Annuity Trust dtd as of
     6/26/2002                                             Pennsylvania         0          0           0            0
The David B. Ford 2003 Annuity Trust dtd as of
     6/26/2003                                             Pennsylvania         0          0           0            0
The David B. Heller 2000 Family Trust                                           0          0           0            0
The David G. Lambert 2000 Family Trust                                          0          0           0            0
The David G. Lambert 2002 Annuity Trust II                                      0          0           0            0
The David L. Henle 2000 Family Trust                                            0          0           0            0

------------------
(27)     Created by Robert H. Litzenberger.

(28)     Created by Emmanuel Roman.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The David L. Henle 2002 Annuity Trust II                                        0          0           0            0
The David L. Henle 2003 Annuity Trust I                                         0          0           0            0
The David L. Henle 2003 Annuity Trust II                                        0          0           0            0
The David M. Baum Family 2000 Trust                         New Jersey          0          0           0            0
The David Viniar 2002 Annuity Trust II                                          0          0           0            0
The David Viniar 2003 Annuity Trust I                                           0          0           0            0
The David Viniar 2003 Annuity Trust II                                          0          0           0            0
The David W. Blood 2002 Annuity Trust II                                        0          0           0            0
The Donald F. Textor 2002 Annuity Trust II                                      0          0           0            0
The Donald F. Textor 2003 Annuity Trust I                                       0          0           0            0
The Donald F. Textor 2003 Annuity Trust II                                      0          0           0            0
The Douglas W. Kimmelman Trust                                                  0          0           0            0
The E. Gerald Corrigan 2003 Annuity Trust I                                     0          0           0            0
The Eaddy Adele Kiernan 2000 Trust                                              0          0           0            0
The Edward C. Forst 2000 Family Trust                                           0          0           0            0
The Edward C. Forst 2002 Annuity Trust II                                       0          0           0            0
The Edward Scott Mead 2001 Annuity Trust I                                      0          0           0            0
The Edward Scott Mead 2002 Annuity Trust II                                     0          0           0            0
The Edward Scott Mead 2003 Annuity Trust I                                      0          0           0            0
The Edward Scott Mead 2003 Annuity Trust II                                     0          0           0            0
Eff Warren Martin 2000 Children's Trust                     California          0          0           0            0
The Elizabeth Anne Corrigan 2000 Trust                                          0          0           0            0
The Elizabeth H. Coulson 2000 Trust                                             0          0           0            0
The Elizabeth L. Heller 2000 Trust                                              0          0           0            0

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Elizabeth Lin Mead 2000 Trust                                               0          0           0            0
The Elizabeth M. Stanton 2000 Trust                                             0          0           0            0
The Elizabeth Steel 2000 Trust                                                  0          0           0            0
The Ellie Dorit Neustein 2000 Trust                                             0          0           0            0
The Emily Austen Katz 2000 Trust                                                0          0           0            0
The Emily Stecher 2000 Trust                                                    0          0           0            0
The Emma M.L. Mead 2000 Trust                                                   0          0           0            0
The Eric Fithian 2000 Trust(29)                                                 0          0           0            0
The Erin Marie Tormondsen 2000 Trust                                            0          0           0            0
The Esta Eiger Stecher 2002 Annuity Trust II                                    0          0           0            0
The Esta Eiger Stecher 2003 Annuity Trust I                                     0          0           0            0
The Esta Eiger Stecher 2003 Annuity Trust II                                    0          0           0            0
The Evans Trust(30)                                                             0          0           0            0
The Francis J. Ingrassia 2000 Family Trust                                      0          0           0            0
The Francis J. Ingrassia 2002 Annuity Trust II                                  0          0           0            0
The Frank L. Coulson III 2000 Trust                                             0          0           0            0
The Fredric E. Steck 2000 Family Trust                                          0          0           0            0
The Fredric E. Steck 2002 Annuity Trust II                                      0          0           0            0
The Fredric E. Steck 2003 Annuity Trust I                                       0          0           0            0
The Fredric E. Steck 2003 Annuity Trust II                                      0          0           0            0
Gary D. Cohn 2000 Family Trust                                                  0          0           0            0
The Gary W. Williams 2001 Trust                                                 0          0           0            0
The Gene Tiger Sykes 2001 Family Trust                                          0          0           0            0
The Gene Tiger Sykes 2002 Annuity Trust II                                      0          0           0            0
The Gene Tiger Sykes 2003 Annuity Trust I                                       0          0           0            0
The Gene Tiger Sykes 2003 Annuity Trust II                                      0          0           0            0
The Geoffrey T. Grant 2000 Family Trust                                         0          0           0            0

------------------
(29)     Created by David A. Viniar.

(30)     Created by W. Mark Evans.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The George H. Walker 2000 Family Trust                                          0          0           0            0
The George H. Walker 2002 Annuity Trust II                                      0          0           0            0
The George W. Wellde, Jr. 2002 Annuity Trust II                                 0          0           0            0
The George William Wellde III 2000 Trust                                        0          0           0            0
Ghez 2000 GRAT                                                                  0          0           0            0
Ghez 2000 Non-GST-Exempt Trust                                                  0          0           0            0
The Girish V. Reddy 2001 Trust                                                  0          0           0            0
The Girish V. Reddy Trust                                                       0          0           0            0
The Goldenberg 2000 Family Trust                                                0          0           0            0
The Greg M. Ostroff 2000 Family Trust                                           0          0           0            0
The Gregory D. Cohen 2000 Trust                                                 0          0           0            0
The Gregory H. Zehner 2000 Family Trust                                         0          0           0            0
The Gregory K. Palm 2000 Family Trust                                           0          0           0            0
The Gregory K. Palm 2002 Annuity Trust II                                       0          0           0            0
The Gregory K. Palm 2003 Annuity Trust I                                        0          0           0            0
The Gregory K. Palm 2003 Annuity Trust II                                       0          0           0            0
The Guapulo Trust(31)                                         Jersey            0          0           0            0
The Howard A. Silverstein 2000 Family Trust                                     0          0           0            0
The Howard A. Silverstein 2002 Annuity Trust II                                 0          0           0            0
The Howard A. Silverstein 2003 Annuity Trust I                                  0          0           0            0
The Howard A. Silverstein 2003 Annuity Trust II                                 0          0           0            0
The Isabelle M.L. Mead 2000 Trust                                               0          0           0            0
The J. David Rogers 2002 Annuity Trust II                                       0          0           0            0
The J. David Rogers 2003 Annuity Trust I                                        0          0           0            0
The J. David Rogers 2003 Annuity Trust II                                       0          0           0            0

----------------------
(31)     Created by Erland S. Karlsson.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The James Alexander Mead 2000 Trust                                             0          0           0            0
The James M. Sheridan Shares Trust                                              0          0           0            0
The James M. Sheridan Trust                                                     0          0           0            0
The James Nicholas Katz 2000 Trust                                              0          0           0            0
James P. Riley, Jr. 2000 Family Trust                                           0          0           0            0
The James P. Riley, Jr. 2002 Family GST Trust                                   0          0           0            0
The Jason Kraus 2000 Trust                                      UK              0          0           0            0
The Jason William Tortora 2000 Trust                                            0          0           0            0
The Jeffrey D. Witten 2000 Trust                                                0          0           0            0
The Jennifer Lauren Alper 2000 Trust                                            0          0           0            0
JG 2000 Trust(32)                                                               0          0           0            0
JG 2000 Trust (continuing trust)(32)                                            0          0           0            0
JG 2003 GRAT(32)                                                                0          0           0            0
JG 2003 Family Trust(32)                                                        0          0           0            0
The John J. Powers 2000 Family Trust                                            0          0           0            0
The John O. Downing 2000 Family Trust                                           0          0           0            0
The John O. Downing 2002 Annuity Trust II                                       0          0           0            0
The John O. Downing 2003 Annuity Trust I                                        0          0           0            0
The John P. Curtin, Jr. 2000 Family Trust                                       0          0           0            0
The John P. Curtin, Jr. 2001 Annuity Trust I                                    0          0           0            0
The John R. Tormondsen 2002 Annuity Trust II                                    0          0           0            0
The John R. Tormondsen 2003 Annuity Trust I                                     0          0           0            0
The John R. Tormondsen 2003 Annuity Trust II                                    0          0           0            0
The John R. Tormondsen, Jr. 2000 Trust                                          0          0           0            0
The John S. Weinberg 2000 Family Trust                                          0          0           0            0
The John S. Weinberg 2002 Annuity Trust II                                      0          0           0            0

---------------------
(32)     Created by Jacob D. Goldfield.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The John S. Weinberg 2003 Annuity Trust I                                       0          0           0            0
The John S. Weinberg 2003 Annuity Trust II                                      0          0           0            0
The Jon R. Aisbitt Trust                                      Jersey            0          0           0            0
The Jonathan G. Neidich 2000 Trust                                              0          0           0            0
The Jonathan L. Cohen 2002 Annuity Trust I                                      0          0           0            0
The Jonathan M. Lopatin 2002 Annuity Trust II                                   0          0           0            0
The Jordan Viniar 2000 Trust                                                    0          0           0            0
The Joseph Della Rosa 2000 Family Trust                                         0          0           0            0
The Joseph Della Rosa 2002 Annuity Trust II                                     0          0           0            0
The Joseph H. Gleberman 2000 Family Trust                                       0          0           0            0
The Joseph H. Gleberman 2002 Annuity Trust I                                    0          0           0            0
The Karen Barlow Corrigan 2000 Trust                                            0          0           0            0
The Karen Rebecca Alper 2000 Trust                                              0          0           0            0
The Karsten Moller & Barbara Kahn-Moller Trust                Jersey            0          0           0            0
The Katherine A. M. Stanton 2000 Trust                                          0          0           0            0
The Katheryn C. Coulson 2000 Trust                                              0          0           0            0
The Kathryn Margaret Wellde 2000 Trust                                          0          0           0            0
The Kelsey Fithian 2000 Trust(33)                                               0          0           0            0
The Kenneth Litzenberger Remainder Trust                                        0          0           0            0
The Kevin W. Kennedy 2000 Family Trust                                          0          0           0            0
The Kevin W. Kennedy 2001 Siblings Trust                                        0          0           0            0
The Kevin W. Kennedy 2002 Annuity Trust III                                     0          0           0            0
The Kevin W. Kennedy 2003 Annuity Trust I                                       0          0           0            0
The Kevin W. Kennedy 2003 Annuity Trust II                                      0          0           0            0
The Kevin W. Kennedy 2003 Annuity Trust III                                     0          0           0            0

--------------------
(33)     Created by David A. Viniar.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Kimberly Lynn Macaione 2000 Trust(34)                                       0          0           0            0
The Kimberly R. Textor 2000 Trust                                               0          0           0            0
The Kipp M. Nelson Trust                                                        0          0           0            0
The Kuala Trust(35)                                           Jersey            0          0           0            0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                                  0          0           0            0
The Lawrence R. Buchalter 2000 Family Trust                                     0          0           0            0
The Lawrence R. Buchalter 2002 Annuity Trust II                                 0          0           0            0
The Lee G. Vance 2000 Family Trust                                              0          0           0            0
The Leslie C. Sillcox 2003 Annuity Trust I                                      0          0           0            0
The Leslie C. Sillcox 2003 Annuity Trust II                                     0          0           0            0
The Leslie C. Tortora 2002 Annuity Trust II                                     0          0           0            0
Lloyd C. Blankfein 2000 Family Trust                                            0          0           0            0
The Lloyd C. Blankfein 2002 Annuity Trust I                                     0          0           0            0
The Louise Rice Townsend 2000 Trust                                             0          0           0            0
M. Roch Hillenbrand Trust f/b/o C. Justin
     Hillenbrand                                            New Jersey          0          0           0            0
M. Roch Hillenbrand Trust f/b/o Molly D.
     Hillenbrand                                            New Jersey          0          0           0            0
The Mallory G. Neidich 2000 Trust                                               0          0           0            0
The Marc A. Spilker 2000 Family Trust                                           0          0           0            0
The Mark A. Zurack 2000 Family Trust                                            0          0           0            0
The Mark A. Zurack 2000 Issue Trust                                             0          0           0            0
The Mark A. Zurack 2002 Annuity Trust II                                        0          0           0            0
The Mark A. Zurack 2003 Annuity Trust I                                         0          0           0            0
Mark Dehnert Living Trust                                    Illinois           0          0           0            0
The Mark Tercek 2000 Family Trust                                               0          0           0            0

-----------------
(34)     Created by Frank L. Coulson, Jr.

(35)     Created by Sylvain M. Hefes.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Mark Tercek 2002 Annuity Trust II                                           0          0           0            0
The Mark Tercek 2003 Annuity Trust I                                            0          0           0            0
Marks 2000 (continuing trust)                                                   0          0           0            0
The Mary Agnes Reilly Kiernan 2000 Trust                                        0          0           0            0
The Mary Ann Casati Trust                                                       0          0           0            0
The Matthew D. Rogers 2000 Trust                                                0          0           0            0
The Maya Bettina Linden 2000 Trust                                              0          0           0            0
Melissa Jane Minehan 2001 Trust(36)                                             0          0           0            0
The Merritt Moore Townsend 2000 Trust                                           0          0           0            0
The Mesdag Family Trust                                      Delaware           0          0           0            0
The Michael A. Price 2000 Family Trust                                          0          0           0            0
The Michael D. Ryan 2000 Family Trust                                           0          0           0            0
The Michael D. Ryan 2002 Annuity Trust II                                       0          0           0            0
The Michael D. Ryan 2003 Annuity Trust I                                        0          0           0            0
The Michael J. Zamkow 2000 Family Trust                                         0          0           0            0
The Michael J. Zamkow 2001 Trust                                                0          0           0            0
The Michael J. Zamkow 2002 Annuity Trust II                                     0          0           0            0
The Michael Stecher 2000 Trust                                                  0          0           0            0
The Milton R. Berlinski 2002 Annuity Trust II                                   0          0           0            0
The Milton R. Berlinski 2003 Annuity Trust I                                    0          0           0            0
The Milton R. Berlinski 2003 Annuity Trust II                                   0          0           0            0
The Milton R. and Jena M. Berlinski 2003 Life
      Insurance Trust                                                           0          0           0            0
The Mossavar-Rahmani 2000 Family Trust                                          0          0           0            0
Murphy 2000 (continuing trust) (37)                                             0          0           0            0
Murphy 2002 GRAT(37)                                                            0          0           0            0

-----------------
(36)     Created by E. Gerald Corrigan.

(37)     Created by Thomas S. Murphy, Jr.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Natalie Cailyn Rogers 2000 Trust                                            0          0           0            0
The Nicole Schiller 2000 Trust                                                  0          0           0            0
The Patrick J. Ward 2001 Trust                                                  0          0           0            0
The Peter C. Gerhard 2000 Family Trust                                          0          0           0            0
The Peter C. Gerhard 2002 Annuity Trust II                                      0          0           0            0
The Peter C. Gerhard 2003 Annuity Trust I                                       0          0           0            0
The Peter C. Gerhard 2003 Annuity Trust II                                      0          0           0            0
The Peter D. Kiernan, III 2002 Annuity Trust II                                 0          0           0            0
The Peter Kiernan IV 2000 Trust                                                 0          0           0            0
The Peter S. Kraus 2002 Annuity Trust II                                        0          0           0            0
The Peter S. Kraus 2003 Annuity Trust I                                         0          0           0            0
The Peter S. Kraus 2003 Annuity Trust II                                        0          0           0            0
The Philip D. Murphy 2000 Family Trust                                          0          0           0            0
The Philip D. Murphy 2002 Annuity Trust I                                       0          0           0            0
The Philip D. and Tammy S. Murphy 2002 Life
     Insurance Trust                                                            0          0           0            0
The Philip Darivoff 2002 Annuity Trust II                                       0          0           0            0
The Philip Darivoff 2002 Family Trust                                           0          0           0            0
The Rachel M. Darivoff 2000 Trust                                               0          0           0            0
The Ralph F. Rosenberg 2000 Family Trust                                        0          0           0            0
The Ralph F. Rosenberg 2002 Annuity Trust II                                    0          0           0            0
The Ralph F. Rosenberg 2003 Annuity Trust I                                     0          0           0            0
The Ralph F. Rosenberg 2003 Annuity Trust II                                    0          0           0            0
Randal M. Fippinger-Millennium Trust(38)                                        0          0           0            0
The Randolph L. Cowen 2000 Family Trust                                         0          0           0            0
Rayas Trust(39)                                               Jersey            0          0           0            0

-----------------
(38)     Created by Ann F. Kaplan.

(39)     Created by Emmanuel Roman.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Rebecca Viniar 2000 Trust                                                   0          0           0            0
The Richard A. Friedman 2002 Annuity Trust I                                    0          0           0            0
The Richard A. Friedman 2000 Family Trust                                       0          0           0            0
The Richard A. Sapp 2000 Family Trust                                           0          0           0            0
The Richard A. Sapp 2002 Annuity Trust I                                        0          0           0            0
The Richard A. Sapp 2003 Annuity Trust I                                        0          0           0            0
The Richard E. Witten 2002 Annuity Trust II                                     0          0           0            0
The Richard E. Witten 2003 Annuity Trust I                                      0          0           0            0
The Richard E. Witten 2003 Annuity Trust II                                     0          0           0            0
The Richard G. Sherlund 2002 Annuity Trust I                                    0          0           0            0
Robert A. Fippinger, Jr. Millennium Trust(40)                                   0          0           0            0
The Robert B. Litterman 2000 Family Trust                                       0          0           0            0
The Robert B. Litterman 2002 Annuity Trust II                                   0          0           0            0
The Robert B. Morris III 2000 Family Trust                                      0          0           0            0
The Robert B. Morris III 2002 Annuity Trust II                                  0          0           0            0
The Robert B. Morris III 2003 Annuity Trust I                                   0          0           0            0
The Robert B. Morris III 2003 Annuity Trust II                                  0          0           0            0
The Robert J. Hurst 2000 Family Trust                                           0          0           0            0
The Robert J. Hurst 2002 Annuity Trust II                                       0          0           0            0
The Robert J. Hurst 2003 Annuity Trust I                                        0          0           0            0
The Robert J. Hurst 2003 Annuity Trust II                                       0          0           0            0
The Robert J. Katz 2002 Annuity Trust II                                        0          0           0            0
The Robert J. Katz 2003 Annuity Trust I                                         0          0           0            0
The Robert J. Katz 2003 Annuity Trust II                                        0          0           0            0

----------------------
(40)      Created by Ann F. Kaplan.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Robert J. O'Shea 2000 Family Trust                                          0          0           0            0
The Robert J. O'Shea 2002 Annuity Trust II                                      0          0           0            0
The Robert J. O'Shea 2003 Annuity Trust I                                       0          0           0            0
The Robert J. O'Shea 2003 Annuity Trust II                                      0          0           0            0
The Robert J. Pace 2000 Family Trust                                            0          0           0            0
The Robert J. Pace 2002 Annuity Trust I                                         0          0           0            0
The Robert J. Pace 2003 Annuity Trust I                                         0          0           0            0
The Robert J. Pace 2003 Annuity Trust II                                        0          0           0            0
The Robert K. Steel 2002 Annuity Trust II                                       0          0           0            0
The Robert K. Steel 2003 Annuity Trust I                                        0          0           0            0
The Robert K. Steel 2003 Annuity Trust II                                       0          0           0            0
Robin Neustein 2002 Annuity Trust                                               0          0           0            0
Robin Neustein 2003 Annuity Trust                                               0          0           0            0
The Samantha Schiller 2000 Trust                                                0          0           0            0
The Sarah B. Lopatin 2000 Trust                                                 0          0           0            0
The Sarah M. Darivoff 2000 Trust                                                0          0           0            0
The Sarah Rose Berlinski 2000 Trust                                             0          0           0            0
The Scott B. Kapnick 2000 Family Trust                                          0          0           0            0
The Scott B. Kapnick 2002 Annuity Trust I                                       0          0           0            0
The Scott B. Kapnick 2003 Annuity Trust I                                       0          0           0            0
Scott M. Pinkus 2000 Family Trust                           New Jersey          0          0           0            0
The Scott S. Prince Trust                                                       0          0           0            0
The Sharmin Mossavar-Rahmani 2002 Annuity Trust I                               0          0           0            0
The Sharmin Mossavar-Rahmani 2003 Annuity Trust I                               0          0           0            0
The Stephen M. Neidich 2000 Trust                                               0          0           0            0

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
The Steven J. Wisch 2001 Family Trust                                           0          0           0            0
The Steven J. Wisch 2003 Annuity Trust I                                        0          0           0            0
The Steven M. Heller, Jr. 2000 Trust                                            0          0           0            0
The Steven T. Mnuchin 2000 Family Trust                                         0          0           0            0
The Steven T. Mnuchin 2002 Annuity Trust I                                      0          0           0            0
The Steven T. Mnuchin 2003 Annuity Trust I                                      0          0           0            0
The Steven T. Mnuchin 2003 Annuity Trust II                                     0          0           0            0
The Stuart Mark Rothenberg 2000 Family Trust                                    0          0           0            0
The Stuart Mark Rothenberg 2002 Annuity Trust II                                0          0           0            0
The Stuart Mark Rothenberg 2003 Annuity Trust I                                 0          0           0            0
The Stuart Mark Rothenberg 2003 Annuity Trust II                                0          0           0            0
The Suzanne E. Cohen 2000 Trust                                                 0          0           0            0
The Terence M. O' Toole 2000 Family Trust                                       0          0           0            0
The Terence M. O' Toole 2002 Annuity Trust I                                    0          0           0            0
The Tess Augusta Linden 2000 Trust                                              0          0           0            0
The Thomas J. Healey 2001 Annuity Trust                     New Jersey          0          0           0            0
The Thomas J. Healey 2002 Annuity Trust                                         0          0           0            0
The Thomas J. Healey 2003 Annuity Trust                     New Jersey          0          0           0            0
The Thomas J. Healey 2003 Annuity Trust II                  New Jersey          0          0           0            0
The Thomas K. Montag 2000 Family Trust                                          0          0           0            0
The Tracy Richard Wolstencroft 2000 Family Trust                                0          0           0            0
The Tracy Richard Wolstencroft 2002 Annuity Trust I                             0          0           0            0
The Tracy Richard Wolstencroft 2003 Annuity Trust I                             0          0           0            0
Trust for the benefit of David Ford, Jr. under
     Indenture of Trust B of David B. Ford dated
     6/16/00                                               Pennsylvania         0          0           0            0

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
Trust for the benefit of Jamie Ford under
     Indenture of Trust B of David B. Ford dated
     as of 6/16/00                                         Pennsylvania         0          0           0            0
Trust for the benefit of Megan H. Hagerty u/a DTD
     3/26/01(41)                                            New Jersey          0          0           0            0
Trust f/b/o Megan H. Hagerty u/a/d June 5, 2002(41)                             0          0           0            0
Trust f/b/o Megan H. Hagerty u/a/d March 26, 2003(41)       New Jersey          0          0           0            0
Trust f/b/o Megan H. Hagerty u/a/d June 13, 2003(41)        New Jersey
Trust for the benefit of Thomas Jeremiah Healey
     u/a DTD 3/26/01                                        New Jersey          0          0           0            0
Trust f/b/o Thomas Jeremiah Healey u/a/d June 5,
     2002                                                                       0          0           0            0
Trust f/b/o Thomas Jeremiah Healey u/a/d March 26,
     2003                                                   New Jersey          0          0           0            0
Trust f/b/o Thomas Jeremiah Healey u/a/d June 13,
     2003                                                   New Jersey          0          0           0            0
The Unicorn Trust(42)                                           UK              0          0           0            0
Vyrona Trust(43)                                              Jersey            0          0           0            0
The William C. Sherlund 2000 Trust                                              0          0           0            0
The William Keith Litzenberger Remainder Trust                                  0          0           0            0
Zachariah Cobrinik 2001 Family Trust                                            0          0           0            0
The Zachariah Cobrinik Family 2000 Trust                                        0          0           0            0
Zachariah Cobrinik 2002 Annuity Trust                                           0          0           0            0
Zachariah Cobrinik 2003 Annuity Trust                                           0          0           0            0

PARTNERSHIPS

ALS Investment Partners, L.P.(44)                            Delaware           0          0           0            0
Beech Associates, L.P.(45)                                   Delaware           0          0           0            0
Crestley, L.P.(46)                                           Delaware           0          0           0            0
Greenley Partners, L.P.(47)                                  Delaware           0          0           0            0

----------------------

(41)     Created by Thomas J. Healey.

(42)     Created by Wiet H.M. Pot.

(43)     Created by Sylvain M. Hefes.

(44)     Created by Charles B. Seelig, Jr.

(45)     Created by David B. Ford.

(46)     Created by Thomas J. Healey.

(47)     Created by Jaime E. Yordan.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
HEMPA Limited Partnership(48)                                Delaware           0          0           0            0
JSS Investment Partners, L.P.(49)                            Delaware           0          0           0            0
The Litzenberger Family Limited Partnership                  Delaware           0          0           0            0
Mesdag Family Limited Partnership                            Delaware           0          0           0            0
Mijen Family Partnership(50)                                 Illinois           0          0           0            0
Opatrny Investment Partners, L.P.                            Delaware           0          0           0            0
Quail Brook GS Partners, L.P.(51)                            Delaware           0          0           0            0
Rantz GS Investment Partners, L.P.                           Delaware           0          0           0            0
Savitz Investment Partners, L.P.(52)                         Delaware           0          0           0            0
Stone Gate GS Partners, L.P.(53)                             Delaware           0          0           0            0
Trott GS Investment Partners, L.P.                           Delaware           0          0           0            0
Tuft GS Investment Partners, L.P.                            Delaware           0          0           0            0
Ward Investment Partners, L.P.                               Delaware           0          0           0            0
Windy Hill Investment Company II, L.P.(54)                   Delaware           0          0           0            0
Winkelried Investment Partners, L.P.                         Delaware           0          0           0            0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                                  Delaware           0          0           0            0
The Lawrence Cohen Family LLC                                Delaware           0          0           0            0
The Rebecca Amitai Family LLC                                Delaware           0          0           0            0

CORPORATIONS

Anahue Limited(55)                                            Jersey            0          0           0            0
Chambolle Limited(56)                                         Jersey            0          0           0            0
Guapulo Holdings Ltd(57)                                      Jersey            0          0           0            0
HJS2 Limited(58)                                          Cayman Islands        0          0           0            0

------------------------
(48)     Created by Henry M. Paulson, Jr.

(49)     Created by Jonathan S. Savitz.

(50)     Created by Peter Layton.

(51)     Created by Barry L. Zubrow.

(52)     Created by Peter Savitz.

(53)     Created by Connie K. Duckworth.

(54)     Created by Joseph D. Gutman.

(55)     Created by Andrew A. Chisholm.

(56)     Created by Emmanuel Roman.

(57)     Created by Erland S. Karlsson.

(58)     Created by Hsueh J. Sung.

                                                              ITEM 6          ITEM 7    ITEM 8       ITEM 9      ITEM 10
                                                             PLACE OF          SOLE     SHARED        SOLE       SHARED
                                                           ORGANIZATION       VOTING    VOTING    DISPOSITIVE  DISPOSITIVE
                                                             (NEW YORK       POWER OF  POWER OF     POWER OF    POWER OF
                      ITEM 1                             UNLESS OTHERWISE   UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
            NAMES OF REPORTING PERSONS                      INDICATED)        SHARES    SHARES       SHARES      SHARES
-----------------------------------------------------    ----------------   ---------  ---------  ----------   -----------
Majix Limited(59)                                             Jersey            0          0           0            0
Melalula Limited(60)                                          Jersey            0          0           0            0
RJG Holding Company(61)                                   Cayman Islands        0          0           0            0
Robinelli Limited(62)                                         Jersey            0          0           0            0
Vyrona Holdings Limited(63)                                   Jersey            0          0           0            0
Zurrah Limited(64)                                            Jersey            0          0           0            0

--------------------------
(59)     Created by Alok Oberoi.

(60)     Created by Peter D. Sutherland.

(61)     Created by Richard J. Gnodde.

(62)     Created by Claudio Costamagna.

(63)     Created by Sylvain M. Hefes.

(64)     Created by Yoel Zaoui.

         This Amendment No. 51 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 51 is being filed primarily because as of April 22, 2004 the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding and as of April 24, 2004 the number of shares of Common Stock beneficially owned by Covered Persons has increased by an amount in excess of one percent of the total number of shares of Common Stock outstanding due to shares of Common Stock that may be delivered pursuant to restricted stock units and upon exercise of stock options within 60 days of such date.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs

Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter
N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on March 24, 2004 and terminated on April 23, 2004 with an aggregate of 2,781,551 Covered Shares having been sold. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 11,868,812 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The participants in the Channel A Sales Program specified in Annex C are effecting their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 11,894,665 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002, and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the

Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank, and John Breyo agreed not to transfer such Covered Shares until after July 1, 2004, the first anniversary of the closing of the acquisition by GS Inc. of Ayco. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851

Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005 and as to the Covered Shares beneficially owned by John Breyo in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of 609,631 Covered Shares by certain Covered Persons under the Channel A Sales Program and of 2,040,467 Covered Shares by certain Covered Persons under the Channel B Sales Program.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting

Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert S. Kaplan and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge, which generally terminates on May 8, 2004, secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 2,736,198 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002, January 8, 2003, December 22, 2003 and January 8, 2004, GS Inc. entered into a Registration Rights Instrument and five substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 2,433,100 Covered Shares with strike prices ranging from $90.00 to $125.00 and maturity dates ranging from May 22, 2004 to January 21, 2006. An Individual Covered Person has purchased American-style call options on an aggregate of 50,000 Covered Shares with a strike price of $105.00 and a maturity date of May 22, 2004. An Individual Covered Person has written American-style put options on an aggregate of 25,000 Uncovered Shares with a strike price of $95.00 and having a maturity date of July 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 24,000 Uncovered Shares with strike prices ranging from $100.00 to $105.00 and maturity dates ranging from July 17, 2004 to January 22, 2005.

         An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than to the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

Material to be Filed as Exhibits

Exhibit                                    Description
-------                                    -----------
  A.                Shareholders' Agreement, dated as of May 7, 1999
                    (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                    Schedule 13D")).

  B.                Form of Agreement Relating to Noncompetition and Other
                    Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  C.                Form of Pledge Agreement (the "IPO Pledge Agreement")
                    (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
                    Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

  E.                Registration Rights Instrument, dated as of December 10,
                    1999 (incorporated by reference to Exhibit G to Amendment
                    No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

  F.                Supplemental Registration Rights Instrument, dated as of
                    December 10, 1999 (incorporated by reference to Exhibit H to
                    Amendment No. 1 to the Initial Schedule 13D, filed December
                    17, 1999 (File No. 005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                    Group, L.P. (incorporated by reference to Exhibit I to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P.
                    who are currently managing directors of The Goldman Sachs
                    Group, Inc. (incorporated by reference to Exhibit J to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                    (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

  J.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

  K.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                    trusts (incorporated by reference to Exhibit M to Amendment
                    No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

  L.                Form of Guarantee and Pledge Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

  M.                Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

Exhibit                                    Description
-------                                    -----------
  N.                Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (Jersey version) (incorporated by reference to
                    Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                    filed June 30, 2000 (File No. 005-56295)).

  O.                Form of Counterpart to Shareholders' Agreement for
                    Transferee Covered Persons (incorporated by reference to
                    Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.                Supplemental Registration Rights Instrument, dated as of
                    June 19, 2000 (incorporated by reference to Exhibit R to
                    Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                    2000 (File No. 005-56295)).

  Q.                Power of Attorney (incorporated by reference to Exhibit X to
                    Amendment No. 14 to the Initial Schedule 13D, filed March
                    29, 2001 (File No. 005-56295)).

  R.                Form of Amended and Restated Member Agreement, dated as of
                    September 10, 2000, and amended and restated as of October
                    26, 2000, between GS Inc. and each SLK Covered Person
                    (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File
                    No. 005-56295)).

  S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                    Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  T.                Supplemental Registration Rights Instrument, dated as of
                    December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed
                    January 23, 2001 (File No. 005-56295)).

  U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person
                    (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No.
                    005-56295)).

  V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person
                    (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No.
                    005-56295)).

  W.                Form of Guarantee and Pledge Agreement for trusts
                    (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File
                    No. 005-56295)).

  X.                Form of Pledge Agreement for beneficiaries of trusts
                    (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File
                    No. 005-56295)).

  Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                    (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File
                    No. 005-56295)).

  Z.                Form of Pledge Agreement for beneficiaries of non-U.S.
                    trusts holding Common Stock through non-U.S. corporations
                    (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File
                    No. 005-56295)).

Exhibit                                    Description
-------                                    -----------
  AA.               Supplemental Registration Rights Instrument, dated as of
                    December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                    333-74006) filed by The Goldman Sachs Group, Inc.).

  BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20, 2002 (File No.
                    005-56295)).

  CC.               Form of Member Agreement, dated as of May 16, 2002, between
                    GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No.
                    005-56295)).

  DD.               Form of Pledge Agreement, dated as of June 26, 2002, between
                    GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No.
                    005-56295)).

  EE.               Supplemental Registration Rights Instrument, dated as of
                    December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                    333-101093) filed by The Goldman Sachs Group, Inc.).

  FF.               Form of Written Consent Relating to Sale and Purchase of
                    Common Stock (incorporated by reference to Exhibit FF to
                    Amendment No. 35 to the Initial Schedule 13D, filed January
                    8, 2003 (File No. 005-56295)).

  GG.               Partner Agreement, dated as of April 14, 2003, between GS
                    Inc. and John Breyo (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule 13D, filed
                    September 19, 2003 (File No. 005-56295)).

  HH.               Pledge Agreement, dated as of July 1, 2003, between GS Inc.
                    and John Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed
                    September 19, 2003 (File No. 005-56295)).

  II.               Supplemental Registration Rights Instrument, dated as of
                    December 19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                    333-110371) filed by The Goldman Sachs Group, Inc.).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE      COMMON STOCK OF
                                                         PRESENT            LAWS WITHIN THE        THE GOLDMAN
  NAME            CITIZENSHIP    BUSINESS ADDRESS       EMPLOYMENT          LAST FIVE YEARS      SACHS GROUP, INC.
------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

                                                                         ANNEX B

ITEMS 2(D)
  AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

         Pursuant to sales plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, each of the Covered Persons listed below may sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Channel A Sales Program described in Item 4.

                                                                 NUMBER OF SHARES SOLD FROM
                            MAXIMUM NUMBER OF SHARES THAT      MARCH 24, 2004 THROUGH APRIL [_],
  COVERED PERSON            MAY BE SOLD UNDER THE PLAN             2004 UNDER THE PLAN
------------------------------------------------------------------------------------------------
Christopher A. Cole                  125,000                                 125,000
Suzanne M. Nora Johnson               29,654                                    0
David A. Viniar                       30,000                                    0
Peter A. Weinberg                     28,529                                  28,529

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 25,379,148 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable.

On or about June 23, 2004 an aggregate of 6,040,260 shares of Common Stock will be deliverable pursuant to the terms of an equal number of restricted stock units and on or about June 23, 2004 stock options covering 7,765,129 shares of Common Stock will vest and become exercisable.

The share amounts given above include the gross number of shares of Common Stock underlying these restricted stock units and options, and are included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because they represent a right to acquire beneficial ownership within 60 days of the date hereof. Upon delivery of the shares pursuant to the terms of restricted stock units or upon the exercise of stock options, a net amount of shares will be actually delivered to the Covered Person, with some shares withheld for tax payments, to fund the option strike price or for other reasons. The net shares delivered to the Covered Person will continue to be included in aggregate number of shares beneficially owned by the Covered Persons. The withheld shares will cease to be beneficially owned by any Covered Person, and will no longer be included in the aggregate number of shares beneficially owned by Covered Persons.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

On March 15, 2004 and on March 26, 2004, 4 Individual Covered Persons transferred an aggregate of 451,775 Covered Shares to entities created for estate planning purposes (some of which Covered Shares had been distributed to the Individual Covered Persons earlier that month by other Estate Planning Covered Persons). Upon these transfers, the transferee entities became, Covered Persons.

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

  COVERED PERSON             TRADE DATE     NUMBER OF SHARES     PRICE PER SHARE
--------------------------------------------------------------------------------
Channel A Sales
Peter A. Weinberg          March 24, 2004         3,529             $  99.47
Stephen H. Frank           March 29, 2004         5,600             $ 104.49
Richard A. Friedman        March 30, 2004        50,000             $ 104.02
Christopher A. Cole        March 30, 2004        10,000             $ 104.02
Stephen H. Frank           March 31, 2004         5,029             $ 104.24
Christopher A. Cole        March 31, 2004        10,000             $ 104.24
Christopher A. Cole         April 1, 2004        10,000             $ 105.65
Christopher A. Cole         April 2, 2004        10,000             $ 105.56
Christopher A. Cole         April 5, 2004        10,000             $ 105.60
Christopher A. Cole         April 6, 2004        10,000             $ 105.34
Christopher A. Cole         April 7, 2004        10,000             $ 105.14
Christopher A. Cole         April 8, 2004        10,000             $ 105.73
Christopher A. Cole        April 12, 2004        10,000             $ 105.94
Robert K. Steel            April 12, 2004       150,000             $ 105.94
Christopher A. Cole        April 13, 2004        10,000             $ 103.46
Christopher A. Cole        April 14, 2004        10,000             $ 101.28
Christopher A. Cole        April 15, 2004        10,000             $ 101.10
Christopher A. Cole        April 16, 2004         5,000             $ 102.96
Gary D. Cohn               April 23, 2004        20,000             $ 100.38

Channel B Sales
David W. Blood             March 24, 2004        24,825             $  99.51
E. Gerald Corrigan         March 24, 2004        20,000             $  99.51
David L. Henle             March 24, 2004        10,000             $  99.51
James A Jacobson           March 24, 2004         4,361             $  99.51
David G. Lambert           March 24, 2004         5,016             $  99.51
Ronald G. Marks            March 24, 2004        18,158             $  99.51
Sharmin Mossavar-Rahmani   March 24, 2004        10,000             $  99.51
Kipp M. Nelson             March 24, 2004        21,658             $  99.51
Donald C. Opatrny, Jr.     March 24, 2004        10,000             $  99.51
Timothy C. Plaut           March 24, 2004        18,289             $  99.51
Wiet H.M. Pot              March 24, 2004         9,145             $  99.51
James P. Riley, Jr.        March 24, 2004        30,000             $  99.51
Joseph Sassoon             March 24, 2004         2,000             $  99.51
Howard A. Silverstein      March 24, 2004         5,000             $  99.51
John R. Tormondsen         March 24, 2004         3,000             $  99.51
John E. Urban              March 24, 2004         2,205             $  99.51
Patrick J Ward             March 24, 2004        44,043             $  99.51
Tracy R. Wolstencroft      March 24, 2004        28,800             $  99.51
Joseph R. Zimmel           March 24, 2004        42,123             $  99.51
Mark A. Zurack             March 24, 2004         3,000             $  99.51
Peter J. Layton            March 25, 2004           651             $ 100.73
Sharmin Mossavar-Rahmani   March 25, 2004        10,000             $ 100.73
Donald C. Opatrny, Jr.     March 25, 2004        10,000             $ 100.73
Howard A. Silverstein      March 25, 2004         5,000             $ 100.73
Mark A. Zurack             March 25, 2004         2,000             $ 100.73
Claudio Costamagna         March 26, 2004         4,165             $ 103.26
Paul C. Deighton           March 26, 2004        11,850             $ 103.26
David L. Henle             March 26, 2004        10,000             $ 103.26
David G. Lambert           March 26, 2004         5,000             $ 103.26
Sharmin Mossavar-Rahmani   March 26, 2004        10,000             $ 103.26
Donald C. Opatrny, Jr.     March 26, 2004        10,000             $ 103.26
Wiet H.M. Pot              March 26, 2004        30,114             $ 103.26
Joseph Sassoon             March 26, 2004         2,500             $ 103.26
Howard A. Silverstein      March 26, 2004         5,000             $ 103.26
John R. Tormondsen         March 26, 2004         3,000             $ 103.26
Mark A. Zurack             March 26, 2004         3,000             $ 103.26
David L. Henle             March 29, 2004        10,000             $ 104.36
Donald C. Opatrny, Jr.     March 29, 2004        10,000             $ 104.36
James P. Riley, Jr.        March 29, 2004         9,030             $ 104.36
Joseph Sassoon             March 29, 2004         2,500             $ 104.36
Howard A. Silverstein      March 29, 2004         5,000             $ 104.36
Gene T. Sykes              March 29, 2004        22,000             $ 104.36
John E. Urban              March 29, 2004         3,000             $ 104.36
Mark A. Zurack             March 29, 2004         5,000             $ 104.36
E. Gerald Corrigan         March 30, 2004        20,000             $ 103.93
Claudio Costamagna         March 30, 2004        16,671             $ 103.93
Gavyn Davies               March 30, 2004        25,000             $ 103.93
Jeffrey B. Goldenberg      March 30, 2004        10,000             $ 103.93
David L. Henle             March 30, 2004        10,000             $ 103.93
Chansoo Joung              March 30, 2004        10,000             $ 103.93
Bradford C. Koenig         March 30, 2004        18,332             $ 103.93
Philip J. Kopp III         March 30, 2004         5,187             $ 103.93
Robert Litterman           March 30, 2004        49,086             $ 103.93
Jonathan M. Lopatin        March 30, 2004         5,000             $ 103.93
Sharmin Mossavar-Rahmani   March 30, 2004        10,000             $ 103.93
Donald C. Opatrny, Jr.     March 30, 2004        10,000             $ 103.93
Joseph Sassoon             March 30, 2004         2,500             $ 103.93
Howard A. Silverstein      March 30, 2004         5,000             $ 103.93
John R. Tormondsen         March 30, 2004         5,000             $ 103.93
John E. Urban              March 30, 2004         2,000             $ 103.93
George H. Walker           March 30, 2004         7,294             $ 103.93
Mark A. Zurack             March 30, 2004         6,774             $ 103.93
Mark Carroll               March 31, 2004         5,000             $ 104.20
Joseph H. Gleberman        March 31, 2004         5,000             $ 104.20
Sharmin Mossavar-Rahmani   March 31, 2004        10,000             $ 104.20
Donald C. Opatrny, Jr.     March 31, 2004        10,000             $ 104.20
Joseph Sassoon             March 31, 2004         2,500             $ 104.20
Howard A. Silverstein      March 31, 2004         5,000             $ 104.20
Malcolm B. Turnbull        March 31, 2004         6,000             $ 104.20
Timothy D. Dattels          April 1, 2004        10,000             $ 105.48
Joseph H. Gleberman         April 1, 2004         5,000             $ 105.48
Donald C. Opatrny, Jr.      April 1, 2004        10,000             $ 105.48
Joseph Sassoon              April 1, 2004         3,000             $ 105.48
Howard A. Silverstein       April 1, 2004         5,000             $ 105.48
John R. Tormondsen          April 1, 2004         5,000             $ 105.48
Malcolm B. Turnbull         April 1, 2004         6,233             $ 105.48
George W. Wellde, Jr.       April 1, 2004        25,000             $ 105.48
Jeffrey B. Goldenberg       April 2, 2004         5,000             $ 105.71
Francis J. Ingrassia        April 2, 2004         5,000             $ 105.71
David G. Lambert            April 2, 2004         2,500             $ 105.71
Sharmin Mossavar-Rahmani    April 2, 2004        10,000             $ 105.71
Donald C. Opatrny, Jr.      April 2, 2004        10,000             $ 105.71
Stuart M. Rothenberg        April 2, 2004        30,000             $ 105.71
Steven M. Shafran           April 2, 2004        10,000             $ 105.71
Howard A. Silverstein       April 2, 2004         6,000             $ 105.71
Pieter Maarten Feenstra     April 5, 2004         7,500             $ 105.70
David B. Heller             April 5, 2004         7,837             $ 105.70
David G. Lambert            April 5, 2004         2,500             $ 105.70
Joseph Sassoon              April 5, 2004         2,500             $ 105.70
Howard A. Silverstein       April 5, 2004         5,000             $ 105.70
Claudio Costamagna          April 6, 2004        11,005             $ 105.46
Pieter Maarten Feenstra     April 6, 2004         7,500             $ 105.46
Chansoo Joung               April 6, 2004        20,000             $ 105.46
Joseph Sassoon              April 6, 2004         2,000             $ 105.46
Charles B. Seelig, Jr.      April 6, 2004         4,000             $ 105.46
Howard A. Silverstein       April 6, 2004         5,000             $ 105.46
Timothy D. Dattels          April 7, 2004        10,000             $ 105.16
Gavyn Davies                April 7, 2004        50,000             $ 105.16
Pieter Maarten Feenstra     April 7, 2004         1,731             $ 105.16
Pieter Maarten Feenstra     April 7, 2004         6,368             $ 105.16
Chansoo Joung               April 7, 2004        15,000             $ 105.16
Peter J. Layton             April 7, 2004         1,000             $ 105.16
Howard A. Silverstein       April 7, 2004         5,000             $ 105.16
George W. Wellde, Jr.       April 7, 2004        25,000             $ 105.16
Tracy R. Wolstencroft       April 7, 2004        25,000             $ 105.16
Pieter Maarten Feenstra     April 8, 2004         7,500             $ 105.93
Peter C. Gerhard            April 8, 2004        71,098             $ 105.93
Peter J. Layton             April 8, 2004         1,000             $ 105.93
Joseph Sassoon              April 8, 2004         2,000             $ 105.93
Howard A. Silverstein       April 8, 2004         5,000             $ 105.93
Philip M. Darivoff         April 12, 2004         5,000             $ 105.92
Peter J. Layton            April 12, 2004         1,000             $ 105.92
Michael R. Lynch           April 12, 2004         7,000             $ 105.92
Howard A. Silverstein      April 12, 2004         5,000             $ 105.92
George W. Wellde, Jr.      April 12, 2004        10,000             $ 105.92
E. Gerald Corrigan         April 13, 2004        20,000             $ 104.00
Philip M. Darivoff         April 13, 2004        10,000             $ 104.00
Pieter Maarten Feenstra    April 13, 2004         7,500             $ 104.00
Peter C. Gerhard           April 13, 2004        30,681             $ 104.00
Chansoo Joung              April 13, 2004        15,000             $ 104.00
Joseph Sassoon             April 13, 2004         2,000             $ 104.00
Howard A. Silverstein      April 13, 2004         6,000             $ 104.00
Hsueh J. Sung              April 13, 2004        10,000             $ 104.00
Gary W. Williams           April 13, 2004        10,000             $ 104.00
Robert Litterman           April 14, 2004        10,000             $ 101.64
Howard A. Silverstein      April 14, 2004         4,000             $ 101.64
Tracy R. Wolstencroft      April 14, 2004        25,000             $ 101.64
Scott S. Prince            April 15, 2004         5,754             $ 101.25
Howard A. Silverstein      April 15, 2004         5,000             $ 101.25
David B. Heller            April 16, 2004        10,000             $ 102.77
Chansoo Joung              April 16, 2004        20,000             $ 102.77
Terence M. O'Toole         April 16, 2004        25,000             $ 102.77
Howard A. Silverstein      April 16, 2004         5,000             $ 102.77
Tracy R. Wolstencroft      April 16, 2004        25,000             $ 102.77
Jide J. Zeitlin            April 16, 2004        26,956             $ 102.77
David B. Heller            April 19, 2004        10,000             $ 102.31
Terence J. O'Neill         April 19, 2004        50,000             $ 102.31
Terence M. O'Toole         April 19, 2004        50,000             $ 102.31
Scott S. Prince            April 19, 2004         5,000             $ 102.31
Ralph F. Rosenberg         April 19, 2004        70,000             $ 102.31
Joseph Sassoon             April 19, 2004         2,000             $ 102.31
Howard A. Silverstein      April 19, 2004         5,000             $ 102.31
E. Gerald Corrigan         April 20, 2004        10,000             $ 101.69
Philip M. Darivoff         April 20, 2004        10,000             $ 101.69
David B. Heller            April 20, 2004        10,000             $ 101.69
Francis J. Ingrassia       April 20, 2004         5,000             $ 101.69
Chansoo Joung              April 20, 2004        15,000             $ 101.69
Robert Litterman           April 20, 2004        13,763             $ 101.69
Michael R. Lynch           April 20, 2004        10,000             $ 101.69
Donald C. Opatrny, Jr.     April 20, 2004        10,000             $ 101.69
Scott S. Prince            April 20, 2004         5,000             $ 101.69
Joseph Sassoon             April 20, 2004         1,350             $ 101.69
Howard A. Silverstein      April 20, 2004         5,000             $ 101.69
Gene T. Sykes              April 20, 2004        25,000             $ 101.69
Tracy R. Wolstencroft      April 20, 2004        25,000             $ 101.69
Philip M. Darivoff         April 21, 2004        10,000             $ 100.01
Joseph Della Rosa          April 21, 2004        25,000             $ 100.01
Michael R. Lynch           April 21, 2004         7,500             $ 100.01
Howard A. Silverstein      April 21, 2004         3,000             $ 100.01
Tracy R. Wolstencroft      April 21, 2004        25,000             $ 100.01
Joseph Della Rosa          April 22, 2004        25,000             $ 101.13
Chansoo Joung              April 22, 2004        20,000             $ 101.13
Michael R. Lynch           April 22, 2004        10,000             $ 101.13
Eric M. Mindich            April 22, 2004        20,000             $ 101.13
Terence J. O'Neill         April 22, 2004        40,000             $ 101.13
Terence M. O'Toole         April 22, 2004         6,993             $ 101.13
Terence M. O'Toole         April 22, 2004        20,000             $ 101.13
Howard B. Schiller         April 22, 2004        10,000             $ 101.13
Charles B. Seelig, Jr.     April 22, 2004         4,000             $ 101.13
Howard A. Silverstein      April 22, 2004         2,000             $ 101.13
Daniel W. Stanton          April 22, 2004        20,000             $ 101.13
Thomas B. Walker III       April 22, 2004         5,000             $ 101.13
Tracy R. Wolstencroft      April 22, 2004        25,000             $ 101.13
Pieter Maarten Feenstra    April 23, 2004        14,703             $ 100.30
Jeffrey B. Goldenberg      April 23, 2004        10,000             $ 100.30
David L. Henle             April 23, 2004        10,000             $ 100.30
Francis J. Ingrassia       April 23, 2004        10,000             $ 100.30
Chansoo Joung              April 23, 2004        20,000             $ 100.30
Jonathan M. Lopatin        April 23, 2004        10,076             $ 100.30
Michael R. Lynch           April 23, 2004         7,500             $ 100.30
Eric M. Mindich            April 23, 2004        10,000             $ 100.30
Donald C. Opatrny, Jr.     April 23, 2004        20,000             $ 100.30
Terence M. O'Toole         April 23, 2004        80,000             $ 100.30
Stuart M. Rothenberg       April 23, 2004        20,000             $ 100.30
Joseph Sassoon             April 23, 2004         1,500             $ 100.30
Charles B. Seelig, Jr.     April 23, 2004         4,000             $ 100.30
Howard A. Silverstein      April 23, 2004         3,000             $ 100.30
Hsueh J. Sung              April 23, 2004        10,000             $ 100.30
Mark R. Tercek             April 23, 2004        25,000             $ 100.30
Thomas B. Walker III       April 23, 2004        10,000             $ 100.30
George W. Wellde, Jr.      April 23, 2004        15,000             $ 100.30
Gary W. Williams           April 23, 2004        15,068             $ 100.30


Other Sales
Avi M. Nash                March 11, 2004         3,000             $ 104.84
Fredric E. Steck           March 12, 2004         1,000             $ 104.30
Michael J. Zamkow          March 16, 2004        10,000             $ 104.50
Jacob D. Goldfield         March 18, 2004        20,721             $ 103.23
Donald F. Textor           March 18, 2004        20,000             $ 102.93
Avi M. Nash                March 23, 2004         3,000             $ 101.90
Fredric E. Steck           March 23, 2004         1,000             $ 101.97
Sharon I. Meers            March 24, 2004         2,046             $  99.51
Mark E. McGoldrick         March 24, 2004        54,366             $  99.51
Claire M. Ngo              March 24, 2004           500             $  99.51
Shunji Katayama            March 24, 2004         2,741             $  99.51
Nicolas F. Tiffou          March 24, 2004           573             $  99.51
Charles P. Eve             March 24, 2004         1,500             $  99.51
Robert D. Hormats          March 24, 2004         1,000             $  99.51
Phillip S. Hylander        March 24, 2004        11,590             $  99.51
Terry P. Hughes            March 24, 2004         1,000             $  99.51
James A. Jacobson          March 24, 2004         4,361             $  99.51
Robert J. Katz             March 24, 2004        20,407             $ 100.87
Joseph D. Gutman           March 24, 2004         5,000             $ 101.50
John P. Rustum             March 24, 2004            25             $ 101.46
Rie Shiga Murayama         March 25, 2004           460             $ 100.73
David J. Grounsell         March 25, 2004           383             $ 100.73
Juan A. Del Rivero         March 25, 2004         1,996             $ 100.73
Richard J. Rosenstein      March 25, 2004         1,200             $ 100.73
Peter J. Layton            March 25, 2004           651             $ 100.73
Robert J. Katz             March 25, 2004        20,000             $ 100.05
Daniel M. Neidich          March 25, 2004            10             $ 100.00
Sharon I. Meers            March 26, 2004         1,000             $ 103.26
Luciana D. Miranda         March 26, 2004         1,120             $ 103.26

   COVERED PERSON            TRADE DATE     NUMBER OF SHARES     PRICE PER SHARE
--------------------------------------------------------------------------------
David J. Greenwald         March 26, 2004         1,000             $ 103.26
Claire M. Ngo              March 26, 2004           416             $ 103.26
Yi Kevin Zhang             March 26, 2004         5,498             $ 103.26
Robert D. Henderson        March 26, 2004         5,192             $ 103.26
Charles P. Eve             March 26, 2004         1,511             $ 103.26
Richard T. Roberts         March 26, 2004           260             $ 103.26
David J. Scudellari        March 26, 2004         8,680             $ 103.26
Michael A. Troy            March 26, 2004        32,800             $ 103.26
J. David Rogers            March 26, 2004        10,000             $ 103.58
Jeffrey A. Resnick         March 29, 2004           200             $ 104.36
H. John Gilbertson, Jr.    March 29, 2004         4,695             $ 104.36
Matthias K. Frisch         March 29, 2004           800             $ 104.36
Scott A. Gieselman         March 29, 2004         4,117             $ 104.36
Sharon I. Meers            March 29, 2004         1,000             $ 104.36
Steven M. Pinkos           March 29, 2004           709             $ 104.36
John W. Ziegler            March 29, 2004         1,325             $ 104.36
Donald J. Truesdale        March 29, 2004         2,164             $ 104.36
Michael G. De Lathauwer    March 29, 2004         4,158             $ 104.36
Thomas G. Connolly         March 29, 2004         2,954             $ 104.36
Jason R. Anderson          March 29, 2004           500             $ 104.36
Louis S. Greig             March 29, 2004           937             $ 104.36
John D. Bertuzzi           March 29, 2004         5,000             $ 104.36
Charles P. Eve             March 29, 2004         1,000             $ 104.36
Richard O. Leggett         March 29, 2004         3,169             $ 104.36
Nigel M. O'Sullivan        March 29, 2004         1,394             $ 104.36
Julian R. Metherell        March 29, 2004           581             $ 104.36
Stephen H. Frank           March 29, 2004         5,600             $ 104.49
Erland S. Karlsson         March 29, 2004         4,440             $ 104.35
Michael J. Zamkow          March 29, 2004        10,000             $ 105.00
Archie W. Parnell          March 29, 2004           100             $ 104.19
Archie W. Parnell*         March 29, 2004           100             $ 104.19
Tetsufumi Yamakawa         March 30, 2004         1,426             $ 103.93
John S. Daly               March 30, 2004           500             $ 103.93
David J. Grounsell         March 30, 2004           200             $ 103.93
Sharon I. Meers            March 30, 2004         1,605             $ 103.93
Brahm S. Cramer            March 30, 2004         4,646             $ 103.93
Marc P. Savini             March 30, 2004         4,127             $ 103.93
Theodore T. Wang           March 30, 2004           414             $ 103.93
Kevin M. Jordan            March 30, 2004           549             $ 103.93
Mark Howard-Johnson        March 30, 2004         3,065             $ 103.93
Stephen M. Thurer          March 30, 2004           740             $ 103.93
Celeste A. Guth            March 30, 2004         1,500             $ 103.93
Johannes R. Sulzberger     March 30, 2004           249             $ 103.93
Duncan L. Niederauer       March 30, 2004         4,000             $ 103.93
Nigel M. O'Sullivan        March 30, 2004           321             $ 103.93
Alexander Classen          March 30, 2004           423             $ 103.93
Philip J. Kopp             March 30, 2004         5,187             $ 103.93
Erland S. Karlsson         March 30, 2004         4,440             $ 103.92
Philip D. Murphy           March 30, 2004        50,000             $ 103.93
David M. Atkinson          March 31, 2004         1,000             $ 104.20

--------
* Purchased through an entity over which the Covered Person had shared investment authority.

   COVERED PERSON            TRADE DATE     NUMBER OF SHARES     PRICE PER SHARE
--------------------------------------------------------------------------------
Bruce M. Larson            March 31, 2004         4,819             $ 104.20
Jeffrey F. Fastov          March 31, 2004         2,500             $ 104.20
John J. Bu                 March 31, 2004         1,000             $ 104.20
Matthias K. Frisch         March 31, 2004         1,000             $ 104.20
Douglas A. Guzman          March 31, 2004         6,198             $ 104.20
John E. Eisenberg          March 31, 2004         1,500             $ 104.20
Sharon I. Meers            March 31, 2004         1,500             $ 104.20
Melina E. Higgins          March 31, 2004         5,507             $ 104.20
Mark E. McGoldrick         March 31, 2004        11,000             $ 104.20
Marc P. Savini             March 31, 2004         9,270             $ 104.20
David J. Greenwald         March 31, 2004         1,000             $ 104.20
Stefan Green               March 31, 2004         3,000             $ 104.20
John D. Bertuzzi           March 31, 2004         2,416             $ 104.20
David H. Tenney            March 31, 2004         6,004             $ 104.20
Mark Carroll               March 31, 2004         5,000             $ 104.20
Stephen H. Frank           March 31, 2004         5,029             $ 104.24
Erland S. Karlsson         March 31, 2004         4,440             $ 104.20
Clifton P. Rose            April 1, 2004          5,232             $ 105.48
William L. Jacob III       April 1, 2004          1,357             $ 105.48
Daisuke Toki               April 1, 2004          1,000             $ 105.48
Sharon I. Meers            April 1, 2004          1,500             $ 105.48
Susan J. Scher             April 1, 2004            300             $ 105.48
Alvaro del Castano         April 1, 2004          1,606             $ 105.48
Barry A. Mannis            April 1, 2004          9,428             $ 105.48
David H. Dase              April 1, 2004          1,000             $ 105.48
Timothy J. Bridges         April 1, 2004            200             $ 105.48
Jesus A. Arias             April 1, 2004            392             $ 105.48
James P. Kenney            April 1, 2004            200             $ 105.48
John A. Mahoney            April 1, 2004          5,085             $ 105.48
Erland S. Karlsson         April 1, 2004          4,440             $ 105.46
Fredric E. Steck           April 1, 2004          1,000             $ 105.66
Michael J. Zamkow          April 1, 2004         10,000             $ 105.53
John J. Bu                 April 2, 2004          1,000             $ 105.71
Andrew C. Devenport        April 2, 2004            500             $ 105.71
John E. Eisenberg          April 2, 2004          2,000             $ 105.71
Sharon I. Meers            April 2, 2004          1,238             $ 105.71
Scott B. Ullem             April 2, 2004            888             $ 105.71
Craig W. Broderick         April 2, 2004          4,300             $ 105.71
Fergal J. O'Driscoll       April 2, 2004            200             $ 105.71
Richard J. Rosenstein      April 2, 2004          1,000             $ 105.71
Anthony H. Carpet          April 2, 2004          4,768             $ 105.71
Ellen R. Porges            April 2, 2004            150             $ 105.71
Jana Hale Doty             April 2, 2004          1,500             $ 105.71
Thomas M. Dowling          April 2, 2004            795             $ 105.71
David J. Greenwald         April 2, 2004            353             $ 105.71
Jason R. Anderson          April 2, 2004            250             $ 105.71
Christopher H. Turner      April 2, 2004            937             $ 105.71
John D. Bertuzzi           April 2, 2004            536             $ 105.71
Susan E. Sidd              April 2, 2004          1,600             $ 105.71
Neil Z. Auerbach           April 2, 2004            500             $ 105.71
Richard O. Leggett         April 2, 2004          1,000             $ 105.71
Stephen C. Lichtenauer     April 2, 2004            510             $ 105.71
Jean Raby                  April 2, 2004            500             $ 105.71

  COVERED PERSON             TRADE DATE     NUMBER OF SHARES     PRICE PER SHARE
--------------------------------------------------------------------------------
Richard A. Murley          April 2, 2004          2,750             $ 105.71
Charles W.A. Bott          April 2, 2004          1,580             $ 105.71
Erland S. Karlsson         April 2, 2004          4,440             $ 105.70
Fredric E. Steck           April 2, 2004          1,000             $ 107.17
Gioia M. Kennett           April 5, 2004            350             $ 105.70
Tetsufumi Yamakawa         April 5, 2004            621             $ 105.70
John J. Bu                 April 5, 2004            500             $ 105.70
Matthias K. Frisch         April 5, 2004            800             $ 105.70
Barry S. Turkanis          April 5, 2004          3,238             $ 105.70
Randolph Sesson, Jr.       April 5, 2004          1,900             $ 105.70
Timothy B. Bunting         April 5, 2004          7,000             $ 105.70
Kevin M. Jordan            April 5, 2004            500             $ 105.70
Daniel M. FitzPatrick      April 5, 2004            300             $ 105.70
Louisa G. Ritter           April 5, 2004            284             $ 105.70
Nigel M. O'Sullivan        April 5, 2004          1,248             $ 105.70
Charles W.A. Bott          April 5, 2004          2,000             $ 105.70
Mark J. Tracey             April 6, 2004          8,000             $ 105.46
Tetsufumi Yamakawa         April 6, 2004          3,973             $ 105.46
Jon A. Woodruff            April 6, 2004          2,000             $ 105.46
Jonathan S. King           April 6, 2004          1,020             $ 105.46
Scott B. Ullem             April 6, 2004            485             $ 105.46
Kurt D. Winkelmann         April 6, 2004          3,223             $ 105.46
Hsueh-Ming Wang            April 6, 2004         10,429             $ 105.46
Douglas D. Moffitt         April 6, 2004          1,000             $ 105.46
Stefan Green               April 6, 2004          2,468             $ 105.46
Andrew R. Jessop           April 6, 2004          1,207             $ 105.46
Timothy J. Bridges         April 6, 2004            200             $ 105.46
Mary L. Harmon             April 6, 2004            493             $ 105.46
Ian Mukherjee              April 6, 2004          2,000             $ 105.46
Gerald C. McNamara, Jr.    April 6, 2004          1,000             $ 105.46
David J. Grounsell         April 7, 2004            400             $ 105.16
George C. Strachan         April 7, 2004          3,379             $ 105.16
Melissa R. Brown           April 7, 2004             52             $ 105.16
Toshinobu Kasai            April 7, 2004          1,079             $ 105.16
Peter J. Layton            April 7, 2004          1,000             $ 105.16
Edward A. Mule             April 7, 2004         15,000             $ 105.27
Fredric E. Steck           April 7, 2004          1,000             $ 105.20
John J. Bu                 April 8, 2004          1,000             $ 105.93
Daniel H. Klebes II        April 8, 2004         14,850             $ 105.93
John E. Eisenberg          April 8, 2004          1,500             $ 105.93
Scott B. Ullem             April 8, 2004          2,978             $ 105.93
Gary B. Schermerhorn       April 8, 2004          4,728             $ 105.93
Jason S. Kaplan            April 8, 2004          9,434             $ 105.93
Joseph Ravitch             April 8, 2004          1,000             $ 105.93
Gilberto Pozzi             April 8, 2004          1,727             $ 105.93
Kevin M. Jordan            April 8, 2004            500             $ 105.93
Richard P. McNeil          April 8, 2004          1,757             $ 105.93
Lucas van Praag            April 8, 2004          4,602             $ 105.93
Ronald K. Tanemura         April 8, 2004          3,500             $ 105.93
Peter J. Layton            April 8, 2004          1,000             $ 105.93
Robert J. Katz             April 8, 2004         50,000             $ 105.40
T. Willem Mesdag           April 8, 2004          5,755             $ 106.03
Edward A. Mule             April 8, 2004         13,000             $ 106.07

    COVERED PERSON           TRADE DATE     NUMBER OF SHARES     PRICE PER SHARE
--------------------------------------------------------------------------------
Barry L. Zubrow             April 8, 2004        25,000             $ 106.08
Edward S. Misrahi          April 12, 2004         1,268             $ 105.92
Andrew L. Metcalfe         April 12, 2004         4,607             $ 105.92
Hideya Niimi               April 12, 2004         1,066             $ 105.92
Bruce J. Evans             April 12, 2004         3,750             $ 105.92
Mark E. McGoldrick         April 12, 2004        10,429             $ 105.92
Robert G. Hottensen, Jr.   April 12, 2004           500             $ 105.92
John L. Kelly              April 12, 2004         1,300             $ 105.92
Allan S. Marson            April 12, 2004         1,000             $ 105.92
Peter J. Layton            April 12, 2004         1,000             $ 105.92
Robert J. Katz             April 12, 2004        25,000             $ 105.81
Fredric E. Steck           April 12, 2004         2,000             $ 105.86
Andrew L. Metcalfe         April 13, 2004         4,253             $ 104.00
Victoria A. Bridges        April 13, 2004           487             $ 104.00
Audrey A. McNiff           April 13, 2004         1,790             $ 104.00
John J. Bu                 April 13, 2004         1,000             $ 104.00
William L. Jacob III       April 13, 2004         7,562             $ 104.00
John S. Daly               April 13, 2004           332             $ 104.00
Bruce J. Evans             April 13, 2004         2,000             $ 104.00
Mark S. Weiss              April 13, 2004         2,179             $ 104.00
Shelley A. Hartman         April 13, 2004        13,654             $ 104.00
Scott B. Ullem             April 13, 2004           807             $ 104.00
Robert S. Mancini          April 13, 2004           231             $ 104.00
Bonnie S. Litt             April 13, 2004           432             $ 104.00
Luciana D. Miranda         April 13, 2004         2,000             $ 104.00
Thomas J. Houle            April 13, 2004           970             $ 104.00
Jason R. Anderson          April 13, 2004           215             $ 104.00
Raymond J. Iwanowski       April 13, 2004         2,070             $ 104.00
Oral W. Dawe               April 13, 2004         6,104             $ 104.00
Robert G. Hottensen, Jr.   April 13, 2004           500             $ 104.00
David K. Kaugher           April 13, 2004         1,697             $ 104.00
Daniel M. Neidich          April 13, 2004       100,000             $ 103.12
Fredric E. Steck           April 13, 2004         2,000             $ 104.58
Blake W. Mather            April 14, 2004         2,561             $ 101.64
Robert G. Hottensen, Jr.   April 14, 2004           500             $ 101.64
Celeste A. Guth            April 14, 2004         1,000             $ 101.64
Kathleen M. Maloney        April 14, 2004         5,002             $ 101.64
Edward A. Mule             April 14, 2004         3,000             $ 102.50
Fredric E. Steck           April 14, 2004         1,000             $ 101.69
Fredric E. Steck           April 14, 2004         4,000             $ 102.50
Timothy B. Bunting         April 15, 2004         4,000             $ 101.25
Robert K. Frumkes          April 15, 2004         2,000             $ 101.25
John J. McCabe             April 15, 2004           300             $ 101.25
Joseph Ravitch             April 15, 2004           333             $ 101.25
Simon Y. Park              April 15, 2004           405             $ 101.25
Guillermo Garcia           April 15, 2004         3,165             $ 101.25
Stephen D. Daniel          April 15, 2004         2,609             $ 101.25
John W. Curtis             April 15, 2004           716             $ 101.25
Robert G. Hottensen, Jr.   April 15, 2004           500             $ 101.25
Michael J. Zamkow          April 15, 2004         5,000             $ 100.31
Linda M. Fox               April 16, 2004           350             $ 102.77
Scott B. Barringer         April 16, 2004         1,527             $ 102.77
Hideya Niimi               April 16, 2004         1,182             $ 102.77

   COVERED PERSON            TRADE DATE     NUMBER OF SHARES     PRICE PER SHARE
--------------------------------------------------------------------------------
Stephen S. Trevor          April 16, 2004         8,000             $ 102.77
John E. Eisenberg          April 16, 2004         1,668             $ 102.77
Jeffrey P. Nedelman        April 16, 2004         1,918             $ 102.77
Hugh J. Lawson             April 16, 2004           226             $ 102.77
John D. Bertuzzi           April 16, 2004           761             $ 102.77
Ian Mukherjee              April 16, 2004         1,244             $ 102.77
David E. Cantillon         April 16, 2004           365             $ 102.77
David G. Dick              April 16, 2004         1,227             $ 102.77
P. Sheridan Schechner      April 16, 2004         2,702             $ 102.77
Robert J. Hurst            April 16, 2004        20,000             $  90.00
Gavyn Davies               April 16, 2004       200,000             $ 102.27
J. David Rogers            April 16, 2004        28,700             $ 100.00
Arthur J. Reimers III      April 16, 2004        12,500             $ 100.00
Arthur J. Reimers III      April 16, 2004        65,000             $ 102.94
Michael P. Esposito        April 19, 2004         8,858             $ 102.31
Yukihiro Moroe             April 19, 2004         2,000             $ 102.31
Michael G. De Lathauwer    April 19, 2004         3,000             $ 102.31
C. Douglas Fuge            April 19, 2004         5,000             $ 102.31
Robert G. Hottensen, Jr.   April 19, 2004           500             $ 102.31
John L. Kelly              April 19, 2004           150             $ 102.31
Paul R. Harvey             April 19, 2004         8,899             $ 102.31
Daniel M. Neidich          April 19, 2004       100,000             $ 102.21
Scott B. Barringer         April 20, 2004           969             $ 101.69
Rie Shiga Murayama         April 20, 2004           183             $ 101.69
John J. Bu                 April 20, 2004           500             $ 101.69
James J. Birch             April 20, 2004         2,000             $ 101.69
Richard Katz               April 20, 2004         2,134             $ 101.69
Andrew S. Berman           April 20, 2004         2,480             $ 101.69
Christopher S. Wendel      April 20, 2004           500             $ 101.69
Frederick G. Van Zijl      April 20, 2004         1,100             $ 101.69
C. Douglas Fuge            April 20, 2004         2,465             $ 101.69
Charles P. Eve             April 20, 2004         1,000             $ 101.69
Michael J. Crinieri        April 20, 2004           200             $ 101.69
Christopher M. Grigg       April 20, 2004         1,048             $ 101.69
Thomas J. Healey           April 20, 2004        20,012             $ 101.78
John S. Daly               April 21, 2004         1,460             $ 100.01
Philip Holzer              April 21, 2004           632             $ 100.01
Barry A. Mannis            April 21, 2004         3,500             $ 100.01
Douglas D. Moffitt         April 21, 2004         1,000             $ 100.01
Gilberto Pozzi             April 21, 2004            44             $ 100.01
Philip A. Cooper           April 21, 2004         3,000             $ 100.01
Tobin V. Levy              April 21, 2004         1,107             $ 100.01
William C. Montgomery      April 21, 2004         9,567             $ 100.01
Nigel M. O'Sullivan        April 21, 2004           654             $ 100.01
Svein R. Hogset            April 21, 2004           251             $ 100.01
John O. Downing            April 21, 2004         5,000             $  99.15
Juliet A. Robinson         April 22, 2004         1,684             $ 101.13
Michael R. Miele           April 22, 2004         1,618             $ 101.13
Kirk L. Rimer              April 22, 2004           730             $ 101.13
Thomas J. Houle            April 22, 2004           400             $ 101.13
Francisco Lopez-Balboa     April 22, 2004         4,600             $ 101.13
Arun M. Gunewardena        April 22, 2004           265             $ 101.13
Mairtin Brady              April 22, 2004           886             $ 101.13

    COVERED PERSON           TRADE DATE     NUMBER OF SHARES     PRICE PER SHARE
--------------------------------------------------------------------------------
Hugh J. Lawson             April 22, 2004            53             $ 101.13
Haruko Watanuki            April 22, 2004           556             $ 101.13
Ian Mukherjee              April 22, 2004         2,794             $ 101.13
Andrea Ponti               April 22, 2004         1,928             $ 101.13
Robert G. Hottensen, Jr.   April 22, 2004           500             $ 101.13
Philip D. Murphy           April 22, 2004        50,000             $ 102.00
Katsunori Sago             April 23, 2004         5,337             $ 100.30
Michael M. Smith           April 23, 2004         6,500             $ 100.30
David M. Atkinson          April 23, 2004         2,000             $ 100.30
P. Jeremy Lewis            April 23, 2004         3,433             $ 100.30
Audrey A. McNiff           April 23, 2004         1,789             $ 100.30
Robert D. Gottlieb         April 23, 2004           636             $ 100.30
Charles G.R. Manby         April 23, 2004         2,000             $ 100.30
John J. Vaske              April 23, 2004           582             $ 100.30
John E. Eisenberg          April 23, 2004         1,400             $ 100.30
Keith R. Wills             April 23, 2004           200             $ 100.30
Bonnie S. Litt             April 23, 2004           500             $ 100.30
Stuart N. Bernstein        April 23, 2004           500             $ 100.30
Barry A. Mannis            April 23, 2004         4,370             $ 100.30
Robert K. Frumkes          April 23, 2004         2,000             $ 100.30
Robert K. Ehudin           April 23, 2004           500             $ 100.30
Mark E. Leydecker          April 23, 2004         1,346             $ 100.30
Douglas D. Moffitt         April 23, 2004         1,994             $ 100.30
Gilberto Pozzi             April 23, 2004         1,487             $ 100.30
Mairtin Brady              April 23, 2004           885             $ 100.30
Turner,Christopher H       April 23, 2004         1,000             $ 100.30
Gregory T. Mount           April 23, 2004         3,644             $ 100.30
John W. Curtis             April 23, 2004           504             $ 100.30
David D. Wildermuth        April 23, 2004           100             $ 100.30
Zi Wang Xu                 April 23, 2004        10,192             $ 100.30
Remco O. Lenterman         April 23, 2004           942             $ 100.30
Edward A. Hazel            April 23, 2004           300             $ 100.30
James P. Kenney            April 23, 2004           300             $ 100.30
Robert G. Hottensen, Jr.   April 23, 2004         1,000             $ 100.30
Anthony J. Principato      April 23, 2004           750             $ 100.30
Celeste A. Guth            April 23, 2004         3,104             $ 100.30
Gwen R. Libstag            April 23, 2004        16,400             $ 100.30
Stephen C. Lichtenauer     April 23, 2004           515             $ 100.30
Geraldine F. McManus       April 23, 2004         2,463             $ 100.30
Pierre-Henri Flamand       April 23, 2004           177             $ 100.30
Donald J. Mulvihill        April 23, 2004         1,000             $ 100.30
Ronald K. Tanemura         April 23, 2004         3,000             $ 100.30
Daniel M. Neidich          April 23, 2004        50,000             $ 100.44

On March 19, 2004, an Individual Covered Person sold 32,500 Uncovered Shares at a price of $99.25 per share through a subsidiary of GS Inc. for cash on the New York Stock Exchange.

On April 6, 2004, 156,969 Covered Shares were credited to an Individual Covered Person's account as a result of an erroneous sale of the same amount on January 16, 2004.

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

                                  ACQUISITION OR                                  NUMBER OF
    COVERED PERSON                 DISPOSITION           TRANSACTION DATE          SHARES           PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------------
Thomas V. Conigliaro               Acquisition            March 15, 2004               1                $102.82
Edward A. Hazel                    Acquisition            March 15, 2004               1                $102.82
Thomas J. McAdam                   Acquisition            March 15, 2004               1                $102.82
Richard T. Roberts                 Acquisition            March 15, 2004               1                $102.82
Thomas V. Conigliaro               Acquisition            March 31, 2004               1                $104.35
Edward A. Hazel                    Acquisition            March 31, 2004               1                $104.35
Thomas J. McAdam                   Acquisition            March 31, 2004               1                $104.35
Kevin D. Naughton                  Acquisition            March 31, 2004             383                $104.35
Richard T. Roberts                 Acquisition            March 31, 2004               1                $104.35
Thomas P. Takacs                   Acquisition            April 12, 2004              55                $105.82
Thomas V. Conigliaro               Acquisition            April 15, 2004               1                $101.73
Edward A. Hazel                    Acquisition            April 15, 2004               1                $101.73
Thomas J. McAdam                   Acquisition            April 15, 2004               1                $101.73
Richard T. Roberts                 Acquisition            April 15, 2004               1                $101.73
Randall S. Burkett                 Acquisition            April 23, 2004               1                $100.41
W. Reed Chisholm II                Acquisition            April 23, 2004               2                $100.41
Thomas V. Conigliaro               Acquisition            April 23, 2004               2                $100.41
William J. Conley, Jr.             Acquisition            April 23, 2004               2                $100.41
Edward A. Hazel                    Acquisition            April 23, 2004               3                $100.41
Robert G. Hottensen, Jr.           Acquisition            April 23, 2004               2                $100.41
Peter T. Johnston                  Acquisition            April 23, 2004               2                $100.41
Colin E. King                      Acquisition            April 23, 2004               2                $100.41
Lisette M. Lieberman               Acquisition            April 23, 2004               2                $100.41
Thomas J. McAdam                   Acquisition            April 23, 2004               1                $100.41
Kevin D. Naughton                  Acquisition            April 23, 2004               1                $100.41
Arthur J. Peponis                  Acquisition            April 23, 2004               1                $100.41
Anthony J. Principato              Acquisition            April 23, 2004               1                $100.41
Richard T. Roberts                 Acquisition            April 23, 2004               1                $100.41
Allen Sangines-Krause              Acquisition            April 23, 2004               1                $100.41
Thomas P. Takacs                   Acquisition            April 23, 2004               3                $100.41

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                               NUMBER                              NUMBER      NUMBER
                                  DATE OF        OF                      SALES    OF SHARES   OF SHARES
      COVERED PERSON             EXERCISE      OPTIONS   STRIKE PRICE    PRICE      SOLD      RETAINED
-------------------------------------------------------------------------------------------------------
Matthew S. Darnall            March 24, 2004     2,500   $53.00        $ 99.24       2,500           0
Louis S. Greig                March 24, 2004     5,000   $53.00        $ 99.24       3,674       1,326
Louis S. Greig                March 24, 2004     6,567   $82.88        $ 99.24       5,992         575
Daniel H. Klebes II *         March 24, 2004    16,200   $53.00          N/A             0      16,200
Simon Y. Park                 March 24, 2004     2,142   $53.00        $ 99.24       1,558         584
Michael A. Troy               March 24, 2004     8,772   $53.00        $ 99.24       8,772           0
Christopher G. Williams       March 24, 2004    30,340   $53.00        $ 99.24      30,340           0
Christopher G. Williams       March 24, 2004     3,100   $53.00        $ 99.24       2,278         822
Matthew B. McLennan           March 25, 2004     3,648   $53.00        $100.46       3,648           0
Mark E. McGoldrick            March 26, 2004    50,000   $53.00        $102.94      35,402      14,598

--------
* This was a cash-for-stock exercise, not a cashless exercise.

                                                   NUMBER                              NUMBER      NUMBER
                                      DATE OF        OF                      SALES    OF SHARES   OF SHARES
      COVERED PERSON                 EXERCISE      OPTIONS   STRIKE PRICE    PRICE      SOLD      RETAINED
-----------------------------------------------------------------------------------------------------------
John D. Campbell                  March 29, 2004       336   $53.00   $104.15         336           0
Matthias K. Frisch                March 29, 2004       784   $82.88   $104.15         784           0
Eiichiro Kuwana                   March 29, 2004     1,000   $53.00   $104.15       1,000           0
Robert A. McTamaney               March 29, 2004    30,195   $53.00   $104.15      30,195           0
Marc O. Nachmann                  March 29, 2004     1,500   $82.88   $104.15       1,500           0
Diego De Giorgi                   March 30, 2004     6,967   $53.00   $103.81       6,967           0
Francois-Xavier de Mallmann       March 30, 2004     1,200   $53.00   $103.81       1,200           0
Francois-Xavier de Mallmann       March 30, 2004       599   $53.00   $103.81         429         170
Timothy M. Kingston               March 30, 2004     6,957   $82.88   $103.81       6,957           0
Stephen J. McGuinness             March 30, 2004    64,500   $53.00   $103.81      64,500           0
Ivan Ross                         March 30, 2004     2,500   $53.00   $103.81       2,500           0
P. Sheridan Schechner             March 30, 2004     1,000   $53.00   $103.81       1,000           0
Barry S. Turkanis                 March 30, 2004    13,153   $53.00   $103.81       8,819       4,334
Christopher H. Turner             March 30, 2004     4,000   $53.00   $103.81       2,729       1,271
Jon A. Woodruff                   March 30, 2004    10,000   $53.00   $103.81       6,876       3,124
John D. Campbell                  March 31, 2004     1,000   $53.00   $104.08         681         319
John W. McMahon                   March 31, 2004    41,969   $53.00   $104.08      41,969           0
Edward S. Misrahi                 March 31, 2004     3,000   $53.00   $104.08       3,000           0
Marc O. Nachmann                  March 31, 2004     1,500   $82.88   $104.08       1,500           0
Scott B. Ullem                    March 31, 2004     3,500   $53.00   $104.08       2,292       1,208
Scott B. Ullem                    March 31, 2004     4,479   $82.88   $104.08       3,842         637
Blake W. Mather                   April 1, 2004     12,430   $53.00   $105.39       8,832       3,598
Marc O. Nachmann                  April 1, 2004      1,000   $82.88   $105.39       1,000           0
Scott B. Ullem                    April 1, 2004      3,500   $53.00   $105.39       2,265       1,235
Tetsufumi Yamakawa                April 1, 2004     18,674   $53.00   $105.39      12,768       5,906
Tetsufumi Yamakawa                April 1, 2004      4,518   $82.88   $105.39       3,897         621
Jason R. Anderson                 April 2, 2004      1,000   $53.00   $106.03       1,000           0
Craig W. Broderick                April 2, 2004      1,524   $53.00   $106.03       1,524           0
Christian Erickson                April 2, 2004      2,000   $53.00   $106.03       2,000           0
Gail S. Fierstein                 April 2, 2004      2,061   $53.00   $106.03       2,061           0
Clifton P. Rose                   April 2, 2004      3,371   $53.00   $106.03       2,371       1,000
P. Sheridan Schechner             April 2, 2004      8,523   $82.88   $106.03       8,523           0
Christopher H. Turner             April 2, 2004      5,000   $53.00   $106.03       3,369       1,631
Scott B. Ullem                    April 2, 2004      9,000   $53.00   $106.03       5,830       3,170
John D. Bertuzzi                  April 5, 2004      7,500   $53.00   $105.65       7,500           0
John D. Bertuzzi                  April 5, 2004      3,000   $53.00   $105.65       2,022         978
John D. Campbell                  April 5, 2004        800   $53.00   $105.65         800           0
Anthony H. Carpet                 April 5, 2004     10,000   $53.00   $105.65       7,239       2,761
Michael G. De Lathauwer           April 5, 2004        100   $53.00   $105.65          51          49
William C. Dudley                 April 5, 2004      2,076   $53.00   $105.65       2,076           0
Guillermo Garcia                  April 5, 2004      9,524   $53.00   $105.65       5,882       3,642
Guillermo Garcia                  April 5, 2004      2,652   $82.88   $105.65       2,114         538
Jason S. Kaplan                   April 5, 2004     43,529   $53.00   $105.65      30,468      13,061
William M. Quinn                  April 5, 2004        298   $53.00   $105.65         298           0
Ivan Ross                         April 5, 2004      2,500   $53.00   $105.65       2,500           0
Ivan Ross                         April 5, 2004      2,500   $53.00   $105.65       1,691         809
Gregg S. Weinstein                April 5, 2004     12,643   $53.00   $105.65      12,643           0
Gregg S. Weinstein                April 5, 2004      7,500   $82.88   $105.65       7,500           0
Philip A. Cooper                  April 6, 2004      5,000   $53.00   $105.41       5,000           0

                                               NUMBER                              NUMBER      NUMBER
                                  DATE OF        OF                      SALES    OF SHARES   OF SHARES
      COVERED PERSON             EXERCISE      OPTIONS   STRIKE PRICE    PRICE      SOLD      RETAINED
-------------------------------------------------------------------------------------------------------
Michael P. Esposito           April 6, 2004     41,241   $53.00   $105.41      28,946      12,295
William L. Jacob III          April 6, 2004     35,000   $53.00   $105.41      24,522      10,478
Todd W. Leland                April 6, 2004      3,500   $53.00   $105.41       3,500           0
Todd W. Leland                April 6, 2004      1,300   $53.00   $105.41         847         453
Marc O. Nachmann              April 6, 2004      1,000   $82.88   $105.41       1,000           0
Scott B. Ullem                April 6, 2004      2,312   $53.00   $105.41       1,505         807
Katherine B. Enquist          April 7, 2004        750   $53.00   $105.13         750           0
Joseph C. Marconi             April 7, 2004      5,000   $53.00   $105.13       5,000           0
Audrey A. McNiff              April 7, 2004     15,000   $53.00   $105.13      10,171       4,829
Andrew L. Metcalfe            April 7, 2004     22,272   $53.00   $105.13      15,809       6,463
Joel D. Ospa                  April 7, 2004      4,000   $53.00   $105.13       4,000           0
John D. Bertuzzi              April 8, 2004     14,000   $53.00   $105.80      14,000           0
John D. Bertuzzi              April 8, 2004      6,000   $53.00   $105.80       4,024       1,976
John D. Campbell              April 8, 2004        800   $53.00   $105.80         800           0
Stephen D. Daniel             April 8, 2004      9,171   $53.00   $105.80       5,798       3,373
David G. Dick                 April 8, 2004      5,775   $53.00   $105.80       4,066       1,709
Mark E. McGoldrick            April 8, 2004     35,000   $53.00   $105.80      24,571      10,429
Andrew L. Metcalfe            April 8, 2004     20,000   $53.00   $105.80      14,081       5,919
John D. Campbell              April 12, 2004     1,000   $53.00   $105.84       1,000           0
John D. Campbell              April 12, 2004       500   $53.00   $105.84         337         163
Robert G. Hottensen, Jr.      April 12, 2004     1,000   $53.00   $105.84       1,000           0
Kevin L. Lundeen              April 12, 2004    10,638   $53.00   $105.84      10,638           0
Kevin L. Lundeen              April 12, 2004     4,200   $53.00   $105.84       2,802       1,398
Girish V. Reddy               April 12, 2004    20,808   $82.88   $105.84      20,808           0
Stephen S. Trevor             April 12, 2004    40,748   $53.00   $105.84      29,346      11,402
John D. Bertuzzi              April 13, 2004    12,000   $53.00   $103.53      12,000           0
John D. Bertuzzi              April 13, 2004     5,878   $53.00   $103.53       4,040       1,838
Oral W. Dawe                  April 13, 2004     5,000   $53.00   $103.53       5,000           0
Pierre-Henri Flamand          April 13, 2004       912   $53.00   $103.53         659         253
Linda M. Fox                  April 13, 2004     1,456   $53.00   $103.53       1,005         451
Linda M. Fox                  April 13, 2004       519   $82.88   $103.53         456          63
Robert G. Hottensen, Jr.      April 13, 2004     1,000   $53.00   $103.53       1,000           0
Michael J. Millette           April 13, 2004     7,089   $82.88   $103.53       6,225         864
Hideya Niimi                  April 13, 2004     5,000   $53.00   $103.53       3,507       1,493
Hideya Niimi                  April 13, 2004     3,174   $82.88   $103.53       2,804         370
Robert G. Hottensen, Jr.      April 14, 2004     1,000   $53.00   $101.46       1,000           0
John L. Kelly                 April 14, 2004     7,200   $53.00   $101.46       7,200           0
John L. Kelly                 April 14, 2004     2,800   $53.00   $101.46       1,922         878
John W. McMahon               April 14, 2004    40,000   $53.00   $101.46      40,000           0
Marc O. Nachmann              April 14, 2004     1,000   $82.88   $101.46       1,000           0
Robert G. Hottensen, Jr.      April 15, 2004     1,000   $53.00   $101.75       1,000           0
John D. Campbell              April 16, 2004     1,680   $53.00   $102.14       1,680           0
Robert G. Hottensen, Jr.      April 19, 2004     1,500   $53.00   $102.31       1,500           0
Ian Mukherjee                 April 19, 2004     3,700   $53.00   $102.31       3,700           0
Ian Mukherjee                 April 19, 2004     7,000   $53.00   $102.31       3,630       3,370
Gilberto Pozzi                April 19, 2004     1,454   $53.00   $102.31       1,049         405
Gilberto Pozzi                April 19, 2004     3,132   $53.00   $102.31       1,624       1,508
John D. Kramer                April 20, 2004       435   $82.88   $101.50         435           0
Remco O. Lenterman            April 20, 2004     2,394   $53.00   $101.50       1,252       1,142
Marc O. Nachmann              April 20, 2004     1,089   $82.88   $101.50       1,089           0
Frederick G. Van Zijl         April 20, 2004     5,523   $53.00   $101.50       5,523           0

                                               NUMBER                              NUMBER      NUMBER
                                  DATE OF        OF                      SALES    OF SHARES   OF SHARES
      COVERED PERSON             EXERCISE      OPTIONS   STRIKE PRICE    PRICE      SOLD      RETAINED
-------------------------------------------------------------------------------------------------------
Philip A. Cooper              April 21, 2004     5,000   $53.00   $100.07       5,000           0
Paulo C. Leme                 April 21, 2004    16,600   $53.00   $100.07      16,600           0
P. Sheridan Schechner         April 21, 2004     4,000   $53.00   $100.07       4,000           0
P. Sheridan Schechner         April 21, 2004     4,000   $53.00   $100.07       2,733       1,267
Greg W. Tebbe                 April 21, 2004     9,452   $53.00   $100.07       9,452           0
Timothy E. Hodgson            April 22, 2004    24,426   $53.00   $101.03      24,426           0
Timothy E. Hodgson            April 22, 2004    11,000   $53.00   $101.03       7,551       3,449
Robert G. Hottensen, Jr.      April 22, 2004     1,500   $53.00   $101.03       1,500           0
Lawrence V. Calcano           April 23, 2004     3,012   $53.00   $100.28       3,012           0
Lawrence V. Calcano*          April 23, 2004         1   $53.00   $100.28           0           1
Armando A. Diaz               April 23, 2004    15,000   $53.00   $100.28      15,000           0
Peter Hollmann                April 23, 2004     2,200   $ 0.00   $100.28       2,200           0
Robert G. Hottensen, Jr.      April 23, 2004     3,000   $53.00   $100.28       3,000           0
Timothy M. Kingston           April 23, 2004     1,920   $53.00   $100.28       1,920           0
John J. Ryan                  April 23, 2004     2,711   $53.00   $100.28       2,711           0
John J. Ryan                  April 23, 2004     1,632   $82.88   $100.28       1,632           0
J. Michael Sanders            April 23, 2004    37,000   $53.00   $100.28      37,000           0
Daniel Schmitz                April 23, 2004    12,200   $53.00   $100.28      12,200           0
Daniel Schmitz                April 23, 2004    12,200   $53.00   $100.28       9,276       2,924
John Tumilty                  April 23, 2004     5,407   $53.00   $100.28       3,774       1,633
John Tumilty                  April 23, 2004     3,174   $82.88   $100.28       2,805         369

--------
* This was a cash-for-stock exercise, not a cashless exercise.

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 30, 2004

                                                      By: /s/ James B. McHugh
                                                          ----------------------
                                                      Name: James B. McHugh
                                                      Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                        Description
-------                                        -----------
   A.                     Shareholders' Agreement, dated as of May 7, 1999
                          (incorporated by reference to Exhibit A to the
                          Schedule 13D filed May 17, 1999 (File No. 005-56295)
                          (the "Initial Schedule 13D")).

   B.                     Form of Agreement Relating to Noncompetition and Other
                          Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No.
                          333-74449) filed by The Goldman Sachs Group, Inc.).

   C.                     Form of Pledge Agreement (the "IPO Pledge Agreement")
                          (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                          333-74449) filed by The Goldman Sachs Group, Inc.).

   D.                     Form of Amendment No. 1 to the IPO Pledge Agreement
                          (filed as Exhibit E), dated July 10, 2000
                          (incorporated by reference to Exhibit F to Amendment
                          No. 4 to the Initial Schedule 13D, filed July 11, 2000
                          (File No. 005-56295)).

   E.                     Registration Rights Instrument, dated as of December
                          10, 1999 (incorporated by reference to Exhibit G to
                          Amendment No. 1 to the Initial Schedule 13D, filed
                          December 17, 1999 (File No. 005-56295)).

   F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule
                          13D, filed December 17, 1999 (File No. 005-56295)).

   G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                          Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial
                          Schedule 13D, filed June 21, 2000 (File No.
                          005-56295)).

   H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                          Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                          005-56295)).

   I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed
                          June 30, 2000 (File No. 005-56295)).

   J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
                          13D, filed June 30, 2000 (File No. 005-56295)).

   K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit
                          M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   L.                     Form of Guarantee and Pledge Agreement for non-U.S.
                          corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed
                          June 30, 2000 (File No. 005-56295)).

Exhibit                                        Description
-------                                        -----------
   M.                     Form of Pledge Agreement for shareholders of non-U.S.
                          corporations (incorporated by reference to Exhibit O
                          to Amendment No. 3 to the Initial Schedule 13D, filed
                          June 30, 2000 (File No. 005-56295)).

   N.                     Form of Pledge Agreement for shareholders of non-U.S.
                          corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                          005-56295)).

   O.                     Form of Counterpart to Shareholders' Agreement for
                          Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                          Schedule 13D, filed August 2, 2000 (File No.
                          005-56295)).

   P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit
                          R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

   Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule
                          13D, filed March 29, 2001 (File No. 005-56295)).

   R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                          Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed
                          November 3, 2000 (File No. 005-56295)).

   S.                     Form of Pledge Agreement, dated as of October 31,
                          2000, between GS Inc. and each SLK Covered Person
                          (incorporated by reference to Exhibit Z to Amendment
                          No. 10 to the Initial Schedule 13D, filed November 3,
                          2000 (File No. 005-56295)).

   T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule
                          13D, filed January 23, 2001 (File No. 005-56295)).

   U.                     Form of Member Agreement, dated as of January 26,
                          2001, between GS Inc. and each Jacobson Covered Person
                          (incorporated by reference to Exhibit BB to Amendment
                          No. 14 to the Initial Schedule 13D, filed March 28,
                          2001 (File No. 005-56295)).

   V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person
                          (incorporated by reference to Exhibit CC to Amendment
                          No. 14 to the Initial Schedule 13D, filed March 28,
                          2001 (File No. 005-56295)).

   W.                     Form of Guarantee and Pledge Agreement for trusts
                          (incorporated by reference to Exhibit DD to Amendment
                          No. 19 to the Initial Schedule 13D, filed October 30,
                          2001 (File No. 005-56295)).

   X.                     Form of Pledge Agreement for beneficiaries of trusts
                          (incorporated by reference to Exhibit EE to Amendment
                          No. 19 to the Initial Schedule 13D, filed October 30,
                          2001 (File No. 005-56295)).

   Y.                     Form of Guarantee and Pledge Agreement for non-U.S.
                          trusts holding Common Stock through non-U.S.
                          corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed
                          December 21, 2001 (File No. 005-56295)).

Exhibit                                        Description
-------                                        -----------
   Z.                     Form of Pledge Agreement for beneficiaries of non-U.S.
                          trusts holding Common Stock through non-U.S.
                          corporations (incorporated by reference to Exhibit GG
                          to Amendment No. 20 to the Initial Schedule 13D, filed
                          December 21, 2001 (File No. 005-56295)).

   AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
                          (File No. 333-74006) filed by The Goldman Sachs Group,
                          Inc.).

   BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program
                          (incorporated by reference to Exhibit BB to Amendment
                          No. 27 to the Initial Schedule 13D, filed June 20,
                          2002 (File No. 005-56295)).

   CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person
                          (incorporated by reference to Exhibit CC to Amendment
                          No. 28 to the Initial Schedule 13D, filed July 5, 2002
                          (File No. 005-56295)).

   DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person
                          (incorporated by reference to Exhibit DD to Amendment
                          No. 28 to the Initial Schedule 13D, filed July 5, 2002
                          (File No. 005-56295)).

   EE. Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
                          (File No. 333-101093) filed by The Goldman Sachs
                          Group, Inc.).

   FF. Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit
                          FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

   GG.                    Partner Agreement, dated as of April 14, 2003, between
                          GS Inc. and John Breyo (incorporated by reference to
                          Exhibit GG to Amendment No. 44 to the Initial Schedule
                          13D, filed September 19, 2003 (File No. 005-56295)).

   HH.                    Pledge Agreement, dated as of July 1, 2003, between GS
                          Inc. and John Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule
                          13D, filed September 19, 2003 (File No. 005-56295)).

   II. Supplemental Registration Rights Instrument, dated as of December 19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
                          (File No. 333-110371) filed by The Goldman Sachs
                          Group, Inc.).